UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934

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Patheon N.V.
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PATHEON N.V.
Evert van de Beekstraat 104
1118 CN, Amsterdam Schiphol
The Netherlands
+31 (0)20 622 3243
NOTICE OF AND AGENDA FOR THE ANNUAL GENERAL MEETING TO BE HELD MARCH 7, 2017

To the Shareholders of:
PATHEON N.V.

You are hereby notified that the annual general meeting (the “Annual Meeting”) of Patheon N.V. (“Patheon”, the “Company” or “we”) will be held at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, Amsterdam, 1118 BN, The Netherlands at 8:00 a.m., local time, on Tuesday, March 7, 2017, for the following purposes:

•	To discuss our business and financial situation during the fiscal year ended October 31, 2016 (for discussion)
•	To discuss the implementation of our Remuneration Policy for the Board for the fiscal year ended October 31, 2016 (for discussion)
•	To appoint the following persons as directors:
•	James C. Mullen, as executive director (for resolution)
•	Stephan B. Tanda, as non-executive director (for resolution)
•	Jeffrey McMullen, as non-executive director (for resolution)
•	Gary P. Pisano, as non-executive director (for resolution)
•	Charles I. Cogut, as non-executive director (for resolution)
•	To consider and approve, by non-binding vote, an advisory proposal for the compensation of our named executive officers, as disclosed herein under the heading “Executive Compensation Discussion and Analysis” (for non-binding resolution)
•	To consider and approve, by non-binding vote, an advisory proposal on the frequency of the non-binding vote on the compensation of our named executive officers. The Board recommends that the non-binding vote on the compensation of our named executive officers be held annually (for non-binding resolution)
•	To discuss our reservation dividend policy (for discussion)
•	To discuss the statutory annual report and adopt our Dutch statutory annual accounts for the fiscal year ended October 31, 2016 (for resolution)
•	To discharge the members of our Board from liabilities for fiscal year ended October 31, 2016 (for resolution)
•	To appoint Ernst & Young LLP as our independent registered public accounting firm and statutory auditor for the fiscal year ending October 31, 2017 (for resolution)
•	To re-authorize our Board to acquire shares in the Company’s own capital (for resolution)
•	To re-authorize our Board to grant or issue (rights to acquire) shares (for resolution)
•	To re-authorize our Board to limit or exclude the preemptive rights of shareholders with respect to the grant or issuance of (rights to acquire) (for resolution)
•	To approve an amendment to our 2016 Omnibus Incentive Plan (for resolution)

Our Annual Report on Form 10-K (the “Annual Report”), our board rules, the charters of each of our audit committee (the “Audit Committee”) and compensation and human resources committees (the

“Compensation and Human Resources Committee” or “CHR Committee”), our Corporate Governance Guidelines and our Code of Business Conduct can be accessed through our website, www.patheon.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our principal executive offices at Evert van de Beekstraat 104, 1118 CN, Amsterdam Schiphol, The Netherlands. Copies of the documents listed above are also available for inspection by shareholders free of charge at our principal executive offices at Evert van de Beekstraat 104, 1118 CN, Amsterdam Schiphol, The Netherlands, and at our administrative offices at 111 Speen St., Suite 550, Framingham, Massachusetts 01701.

Our Dutch statutory annual report, consisting of our Dutch statutory annual accounts (the “Annual Accounts”) and the statutory management report (the “Management Report”) of our board of directors (our “Board”), will be made available through our website by February 20, 2017, and may from that moment be obtained free of charge by request to our principal executive offices, and will from that moment also be available for inspection by shareholders free of charge at our principal executive offices and our administrative offices.

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Eric Sherbet,
General Counsel and Secretary

January 26, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on March 7, 2017: The proxy statement and Annual Report to security holders are available on the Internet at www.patheon.com.

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PATHEON N.V.

PROXY STATEMENT

This proxy statement, which is first being mailed or made available to holders of registered shares on or about January 26, 2017, is furnished in connection with the solicitation of proxies on behalf of Patheon, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the annual general meeting to be held at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, Amsterdam, 1118 BN, The Netherlands, at 8:00 a.m, local time, on Tuesday, March 7, 2017 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

We are utilizing U.S. Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials over the Internet. Instead of a paper copy of this proxy statement and our Annual Report, most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of our proxy materials, including this proxy statement, our Annual Report and a form of proxy card.

Subject to certain restrictions under Dutch law, each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. You may vote if you are the record owner of our shares as of the close of business on our record date on February 7, 2017. As of January 26, 2017, we had 145,128,652 shares issued and outstanding and entitled to vote.

Resolutions by the Annual Meeting must be adopted by an absolute majority of votes cast, unless another standard of votes and/or a quorum is required by virtue of Dutch law or our articles of association. Our articles of association require a general quorum of one third of the issued shares (not including shares on which pursuant to Dutch law and our articles of association no votes may be cast) present or represented at our Annual Meeting. In case the quorum is not met in an Annual Meeting, a second meeting may be convened at which the relevant resolutions may be adopted without a quorum. Different quorums apply to certain specific instances prescribed by Dutch law or our articles of association.

All shares represented by proxies duly executed and received by us within the time indicated on the accompanying proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt resolutions on the items listed for resolution in this proxy statement, unless this proxy statement indicates that a different majority is required.

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Blank votes and invalid votes will be regarded as not having been cast. If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold shares in street name, and you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent may nevertheless be entitled to vote your shares in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares in its discretion on such matters. The appointment of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.

Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law. Only shareholders of record as of the record date, beneficial owners as of the record date, holders of valid proxies for the Annual Meeting and other persons admitted by the chairman of the meeting may attend the Annual Meeting. Persons that wish to attend the Annual Meeting must give notice in writing to the Board of their intention to attend the Annual Meeting prior to February 27, 2017. The notice must contain the name and the number of shares the person will represent in the meeting. All attendees must be prepared to identify with a valid proof of identity for admittance. The additional items that attendees must bring depend on whether they are shareholders of record, beneficial owners or proxy holder.

A shareholder who holds shares directly registered in such shareholder’s name in the Company’s shareholder register (a “Shareholder of Record”) who wishes to attend the Annual Meeting in person must bring a valid proof of identity.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (a “Beneficial Owner”) who wishes to attend the Annual Meeting in person must bring: (i) a valid proof of identity and (ii) proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such Beneficial Owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a Beneficial Owner and who wishes to attend the Annual Meeting in person must bring: (i) a valid proof of identity (ii) the validly executed proxy naming such person as the proxy holder, signed by the Beneficial Owner and (iii) proof of beneficial ownership of the relevant Beneficial Owner as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such Beneficial Owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a Shareholder of Record who wishes to attend the Annual Meeting in person must bring: (i) a valid proof of identity and (ii) the validly executed proxy naming such person as the proxy holder, signed by the Shareholder of Record.

Failure to provide the requested documents at the door or failure to comply with the procedures for the Annual Meeting may prevent shareholders from being admitted to the meeting.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation materials to the beneficial owners of our shares. We have also retained Morrow Sodali LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee and the reimbursement of customary disbursements. Such fee and disbursements are not expected to exceed $25,000 in the aggregate.

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Eric Sherbet, General Counsel and Secretary, 111 Speen St., Suite 550, Framingham, Massachusetts 01701, in an envelope clearly marked “Shareholder Communication.” Mr. Sherbet’s office will forward such correspondence unopened to William B. Hayes, director and chairman of our Audit Committee, or to another independent director, unless the envelope specifies that it should be delivered to another director.

ITEM 1	OVERVIEW OF THE COMPANY’S BUSINESS AND FINANCIAL SITUATION DURING THE FISCAL YEAR 2016

This agenda item includes an account of the Company’s business and financial situation during the fiscal year 2016, that ended on October 31, 2016.

ITEM 2	DISCUSSION OF THE IMPLEMENTATION OF THE REMUNERATION POLICY FOR THE BOARD FOR THE FISCAL YEAR 2016

In accordance with Article 2:135 (5a) of the Dutch Civil Code, the implementation of the Remuneration Policy for the Board in the fiscal year 2016 that ended on October 31, 2016, as outlined in the Company’s 2016 statutory Management Report, will be discussed.

ITEM 3	APPOINTMENT OF DIRECTORS

Our Board is comprised of three classes of directors, with each class comprised, as nearly as possible, of an equal number of directors. Each of our directors is assigned to a class and serves for a term expiring at the end of the annual general meeting held in the first, second and third year following our initial public offering, subject to any earlier resignation or removal.

The Class I directors consist of James C. Mullen, Stephan Tanda, Jeffrey P. McMullen and Gary Pisano, each of whom are to be elected for new three-year terms; the Class II directors consist of Philip Eykerman, William B. Hayes and Pamela Daley; and the Class III directors consist of Hugh Welsh, Paul S. Levy, Daniel Agroskin and Hans Peter Hasler.

As permitted under Dutch law and our articles of association, the Board is authorized to make binding nominations for each open position on the Board. The binding nature of the Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of our issued share capital. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

The Board has made binding nominations for the re-appointment of the persons listed below, each for a term ending at the end of the annual general meeting held in 2020. The Board has also made a binding nomination for the appointment of Charles I. Cogut as a non-executive director for a term ending at the end of the annual general meeting held in 2018.

The Board determined that each of these director nominees possesses the requisite experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors, as well as other information as required pursuant to our articles of association, are noted below. Shares deemed beneficially owned as shown in the information below include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through March 27, 2017.

ITEM 3(a)	James C. Mullen, as executive director

James C. Mullen, age 58, joined Patheon as Chief Executive Officer in February 2011, bringing over 30 years of experience in the pharmaceutical and biotechnology industries, over 20 of which have been spent at the executive level. Mr. Mullen was appointed to our Board in February 2011. Mr. Mullen served as the President and Chief Executive Officer of Biogen Idec, Inc., a biotechnology company, from June 2000 to June 2010. Prior to that, Mr. Mullen held various operating positions at Biogen Idec, Inc., including Chief Operating Officer, Vice President, International, Vice President, Operations, and several manufacturing and engineering positions at SmithKline Beckman (now GlaxoSmithKline). Mr. Mullen previously served on the board of Biogen Idec, Inc. until June 2010 and until April 2015, on the board of directors of PerkinElmer, Inc., a technology and service provider for diagnostics, research, environmental and industrial and laboratory services markets.

In particular, among others, when making this nomination our Board considered Mr. Mullen’s extensive management experience and senior leadership background in the pharmaceutical and biotechnology industries.

On January 26, 2017, Mr. Mullen did not beneficially hold ordinary shares. Mr. Mullen is our Chief Executive Officer and a director of JLL/Delta Patheon GP, Ltd., the general partner of JLL/Delta Patheon

Holdings, L.P.. Mr. Mullen also holds interests in each of JLL/Delta Patheon Holdings, L.P. and certain investment funds which are controlled by JLL Limited, and is the beneficiary of 2,615,089 of our ordinary shares held indirectly by JLL/Delta Patheon Holdings, L.P., which shares are subject to the forfeiture and vesting provisions set forth in the JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan. Mr. Mullen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

ITEM 3(b)	Stephan B. Tanda, as non-executive director

Stephan B. Tanda, age 51, was appointed to our Board in March 2016. Mr. Tanda has been appointed as President and Chief Executive Officer of AptarGroup, Inc., effective February 1, 2017. Mr. Tanda has been a member of the Management Board of Koninklijke DSM N.V. since May 2007. He previously served as President and Chief Executive Officer of Freudenberg Nonwovens Limited Partnership, Weinheim, Germany and Durham, North Carolina, from 2004 to 2007. Prior to this, Mr. Tanda served in various positions at E.I. DuPont de Nemours from 1991 to 2003. Mr. Tanda is also a director of the supervisory board of Semperit AG, a manufacturer of rubber and plastic products.

In particular, among others, when making this nomination our Board considered Mr. Tanda’s experience and his extensive involvement with a wide range of transactions in the pharmaceutical industry.

On January 26, 2017, Mr. Tanda did not beneficially hold ordinary shares.

ITEM 3(c)	Jeffrey P. Mcmullen, as non-executive director

Jeffrey P. McMullen, age 65, was appointed to our Board in March 2016. He also serves as a member of the board of directors of inVentiv Health Inc. In addition, Mr. McMullen served as the Vice Chairman of inVentiv Health Inc. and Chairman of inVentiv Health Clinical. He also served as the Chairman of BioClinica, Inc. until October 2016. He also serves as a member of the board of the Association of Clinical Research Organizations. Mr. McMullen previously served as the President and Chief Executive Officer and member of the board of PharmaNet, which he co-founded in 1996. PharmaNet is now part of inVentiv Health’s clinical division. He has more than 40 years of drug development experience on a global basis. His career includes 13 years with major drug development services companies with responsibilities in operations and executive management and nine years with Sterling Drug (now a part of Sanofi) in the clinical, regulatory, and drug metabolism areas.

In particular, among others, when making this nomination our Board considered Mr. McMullen’s extensive experience in the drug development industry, as well as his executive management experience.

On January 26, 2017, Mr. McMullen beneficially held 21,218 ordinary shares.

ITEM 3(d)	Gary P. Pisano, as non-executive director

Gary P. Pisano, age 55, was appointed to our Board in March 2016. Dr. Pisano is the Harry E. Figgie, Jr. Professor of Business Administration at the Harvard Business School. He has been on the Harvard faculty since 1988. Dr. Pisano’s research and teaching focuses on technology and operations strategy, the management of innovation and intellectual property, and competitive strategy. For more than two decades, he has consulted extensively on these issue with companies in the pharmaceutical, biotechnology, medical device, specialty chemical and health care industries. He is a co-founder and director of XiMo AG, a Swiss-based company commercializing proprietary catalytics. He is also a director of Axcella Health, a company developing medicines based on amino acid pharmacology and Axovant Sciences Ltd., a publicly traded company that develops pharmaceutical drugs for dementia. Dr. Pisano has a BA in economics from Yale and a Ph.D. in Business Administration from the University of California, Berkeley.

In particular, among others, when making this nomination our Board considered Dr. Pisano’s expertise in the pharmaceutical and biotechnology industries.

On January 26, 2017, Dr. Pisano beneficially held 11,218 ordinary shares.

ITEM 3(e)	Charles I. Cogut, as non-executive director

Charles I. Cogut, age 69, is a retired partner at Simpson Thacher & Bartlett LLP (“STB”). Mr. Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980-2012. For many years he was a leading member of STB’s mergers and acquisitions and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, and buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990—1993 he served as senior resident partner in the firm’s London office. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of the Board of Overseers of the University of Pennsylvania Law School; Co-Chair of the Board of Advisors of the University’s Institute for Law and Economics; and a member of the Law School’s adjunct faculty. He is also a director of Air Products and Chemicals, Inc., and The Williams Companies, Inc., and a member of the Board of Trustees and the Executive Committee of Cold Spring Harbor Laboratory. Mr. Cogut brings to the Board expertise in governance and fiduciary responsibilities of directors. He also has extensive experience in multi-jurisdictional mergers and acquisitions and other complex transactions. He is recognized as one of the leading corporate lawyers in the United States.

On January 26, 2017, Mr. Cogut did not beneficially hold ordinary shares.

OUR BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTORS: JAMES C. MULLEN, STEPHAN B. TANDA, JEFFREY P. MCMULLEN, GARY P. PISANO AND CHARLES I. COGUT.

ITEM 4	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, you will be asked to vote on a non-binding, advisory resolution, commonly known as management “say-on-pay,” to approve the compensation of the Company’s named executive officers, as disclosed under the heading “Executive Compensation Discussion and Analysis” and related tables and narrative disclosure beginning on page 33 of this Proxy Statement. This advisory shareholder vote gives you the opportunity to endorse or not endorse the compensation we pay our named executive officers.

The Company, the Board and the Compensation and Human Resources Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Executive Compensation Discussion and Analysis” in this Proxy Statement. We believe that our compensation policies and procedures are competitive, focused on pay for performance and strongly aligned with the long-term interests of our shareholders. They enable us to attract and retain talented executives who are critical to our business objectives of high growth and strong execution. We believe that our compensation philosophies, policies and objectives do not present or encourage excessive or unacceptable risks. As always, the Compensation and Human Resources Committee will continue to review all elements of the executive compensation program on a regular basis and external trends in compensation and take any steps it deems necessary to continue to fulfill the objectives of the program. The objectives of our compensation program are to:

•	attract and retain qualified and experienced individuals to serve as executive officers;
•	align the compensation level of each executive officer with the executive officer’s level of responsibility;
•	motivate each executive officer to achieve short and long-term corporate goals;
•	align the interests of executive officers with those of shareholders; and
•	reward executive officers for excellent corporate and individual performance.

Shareholders are encouraged to carefully review the “Executive Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. This means it will not overrule any decision by the Company or the Board, create or change any fiduciary duties of the Company, the Board, or the Compensation and Human Resources Committee, or create, reverse or nullify any legal obligation of the Company. However, the Compensation and Human Resources Committee will consider the outcome of the vote when reviewing and determining future executive compensation arrangements.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED TABLES AND NARRATIVE DISCLOSURE.

ITEM 5	ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, you will be asked to vote on how frequently we should conduct a say-on-pay vote. Federal legislation requires public companies to conduct an advisory shareholder vote on whether the say-on-pay vote described in Item 4 should be held once every year, every two years or every three years.

Because your vote is advisory, it will not be binding upon our Board. However, the Board will consider the outcome of the vote when determining how frequently the say-on-pay vote should be conducted in the future.

After consideration of the various frequency levels, the Board has determined for purposes of this vote that an annual say-on-pay vote would be the most appropriate alternative for us at this time. Holding a say-on-pay vote every year will allow our shareholders to provide us with direct input on our compensation strategy and practices and timely shareholder feedback may be taken into consideration as part of the compensation review process. However, it is important to note that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation. The frequency which receives the highest number of votes cast by shareholders will be considered by the Board as the frequency that has been selected by shareholders.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL THAT THE SAY-ON-PAY VOTE BE HELD EVERY YEAR.

ITEM 6	DISCUSSION OF OUR RESERVATION AND DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at the Annual Meeting to discuss our reservation and dividend policy and any major changes in that policy. Shareholders will not be entitled to adopt a binding resolution determining our future dividend policy.

The Board will discuss the Company’s reservation and dividend policy as outlined in the Company’s 2016 statutory Management Report.

Under Dutch law, we may only pay distributions if our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. Pursuant to our articles of association, our Board may decide that part of the profits realized during a fiscal year can be set aside to increase and/or constitute reserves. The part of the profits not so allocated to reserves is at the free disposal of the general meeting which can decide that a distribution of such profits be made.

Interim distributions can be made pursuant to a resolution of our Board, subject to legal restrictions. These statutory restrictions include that interim distributions can only be made pursuant to interim financial statements meeting the relevant statutory requirements showing that the same statutory requirements applicable to all distributions, as described above, are met. Should it be determined that any distribution made was not permitted, the shareholders or any other person entitled to profits must repay the dividends declared to the extent such shareholder or person was or ought to have been aware that the distribution was not permitted.

We do not currently intend to pay dividends on our ordinary shares. We intend to retain all available funds and any future earnings to fund the development and expansion of our business and debt service for the foreseeable future.

The payment of any dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual distributions of profits not reserved by the Board) and our Board. Our Board will periodically evaluate distributions to shareholders in the future based upon general business and economic conditions, legal and contractual restrictions regarding the payment of shareholder distributions, our results of operations and financial condition, our cash requirements and the availability of surplus, and other relevant factors.

ITEM 7	DISCUSSION OF THE 2016 STATUTORY ANNUAL REPORT AND ADOPTION OF THE ANNUAL ACCOUNTS FOR THE FISCAL YEAR 2016

Our Annual Accounts are prepared in accordance with Dutch generally accepted accounting principles (“Dutch GAAP”) and Dutch law. The Annual Accounts contain certain disclosures, including those relating to employees and other matters, not required under generally accepted accounting principles in the United States

(“U.S. GAAP”). Dutch GAAP generally requires us to amortize goodwill, which is not required under U.S. GAAP. In addition, the Management Report required by Dutch law, similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the Annual Report, also contains information required by Dutch law.

Our Dutch statutory annual report, containing our Annual Accounts and Management Report, will be made available through our website on or about February 20, 2017, and may from that moment be obtained free of charge by request to our principal executive offices at Evert van de Beekstraat 104, 1118 CN, Amsterdam Schiphol, The Netherlands, and will from that moment also be available for inspection by shareholders free of charge at our principal executive offices and our administrative offices at 111 Speen St., Suite 550, Framingham, Massachusetts 01701.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR ANNUAL ACCOUNTS.

ITEM 8	DISCHARGE OF THE MEMBERS OF OUR BOARD FROM LIABILITY

It is proposed to discharge the members of our Board, including anyone who has served on our Board during the course of the fiscal year 2016 that ended on October 31, 2016, from all liability in respect of the performance of their duties during the fiscal year 2016.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF OUR BOARD FROM LIABILITY FOR 2016.

ITEM 9	APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR

The Audit Committee of the Board has recommended that Ernst & Young LLP (“EY”) be appointed as our independent registered public accounting firm and statutory auditor for the fiscal year 2017 ending on October 31, 2017. EY has acted as our independent registered public accounting firm since 2016.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND STATUTORY AUDITOR FOR THE FISCAL YEAR ENDING OCTOBER 31, 2017.

ITEM 10	RE-AUTHORIZATION OF OUR BOARD TO ACQUIRE SHARES IN THE COMPANY’S OWN CAPITAL

On July 20, 2016, with effect from July 26, 2016, the Board was authorized by the general meeting to acquire shares in the Company’s own share capital for a period of eighteen months.

The general meeting is requested to authorize the Board to acquire own shares for a period of eighteen months, being the maximum term permitted by Dutch law.

The purpose of the proposal is to create flexibility to return capital to the shareholders. Furthermore the authorization can be used to acquire shares to cover the Company’s obligations related to share-based remuneration. Repurchased shares may also be used to cover other obligations of the Company to deliver shares.

It is proposed to authorize the Board for a period of 18 months, with effect from March 7, 2017, until September 7, 2018 to acquire shares, on NYSE or otherwise, at a price between the nominal value and a price equal to 110% of the market price of the shares on NYSE; the market price being the average of the closing prices on the five trading days prior to the date of the acquisition. The authorization may be used by the Board in one or multiple acquisitions of shares.

If granted, this authorization will replace the authorization granted on July 20, 2016.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RE-AUTHORIZE OUR BOARD TO REPURCHASE SHARES IN THE COMPANY’S OWN CAPITAL.

ITEM 11	RE-AUTHORIZATION OF OUR BOARD TO GRANT OR ISSUE (RIGHTS TO ACQUIRE) SHARES

On July 20, 2016, with effect from July 26, 2016, the Board was authorized by the general meeting for a period of five years to resolve to issue ordinary shares and/or grant rights to subscribe for ordinary shares in the share capital of the Company for a maximum of 20% of the issued share capital at the date of adoption of the resolution to issue shares or grant rights to subscribe for shares. In addition, on July 20, 2016, with effect from July 26, 2016, the Board was authorized by the general meeting for a period of five years to resolve to issue ordinary shares and/or grant rights to subscribe for ordinary shares in the share capital of the Company for a maximum of 12,226,935 shares.

The general meeting is requested to authorize the Board to resolve to limit or exclude pre-emptive rights in respect of the grant or issue (rights to acquire) shares for a period of five years, being the maximum term permitted by Dutch law.

It is proposed to authorize the Board for a period of five years, with effect from March 7, 2017, until March 7, 2022:

(i)	to resolve to issue shares and/or grant rights to subscribe for shares in the share capital of the Company for a maximum of 20% of the issued share capital at the date of adoption of the resolution to issue shares or grant rights to subscribe for shares; and
(ii)	to resolve to issue shares and/or grant rights to subscribe for shares in the share capital of the Company for a maximum of 15,356,685 shares.

The Board may use these authorizations in one or multiple share issues and/or grants of rights to acquire shares.

If granted, these authorizations will replace the authorizations granted on July 20, 2016.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-AUTHORIZATION OF OUR BOARD TO GRANT OR ISSUE (RIGHTS TO ACQUIRE) SHARES.

ITEM 12	RE-AUTHORIZATION OF OUR BOARD TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS IN RESPECT OF A GRANT OR ISSUE OF (RIGHTS TO ACQUIRE) SHARES

On July 20, 2016, with effect from July 26, 2016, the Board was authorized by the general meeting for a period of five years to resolve to limit or exclude pre-emptive rights in respect of the issue ordinary shares and/or grant rights to subscribe for ordinary shares in the share capital of the Company for a maximum of 20% of the issued share capital at the date of adoption of the resolution to issue shares or grant rights to subscribe for shares. In addition, on July 20, 2016, with effect from July 26, 2016, the Board was authorized by the general meeting for a period of five years to resolve to limit or exclude preemptive rights in respect of the issue ordinary shares and/or grant rights to subscribe for ordinary shares in the share capital of the Company for a maximum of 12,226,935 shares.

The general meeting is requested to authorize the Board to resolve the limit or exclude pre-emptive rights in respect of the grant or issue (rights to acquire) shares for a period of five years, being the maximum term permitted by Dutch law.

It is proposed to authorize the Board for a period of five years, with effect from March 7, 2017, until March 7, 2022:

(i)	to resolve to limit or restrict preemptive rights in respect of an issuance of shares and/or grant rights to subscribe for shares in the share capital of the Company for a maximum of 20% of the issued share capital at the date of adoption of the resolution to issue shares or grant rights to subscribe for shares; and
(ii)	to resolve to limit or restrict preemptive rights in respect of an issuance of shares and/or grant rights to subscribe for shares and/or grant rights to subscribe for shares in the share capital of the Company for a maximum of 15,356,685 shares.

The Board may use these authorizations in respect of one or multiple share issues and/or grants of rights to acquire shares.

If granted, these authorizations will replace the authorizations granted on July 20, 2016.

A resolution by the general meeting to authorize the Board to limit or exclude pre-emptive rights, requires a majority of two-thirds of the votes cast in case less than fifty per cent of the issued share capital is present or represented at the general meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-AUTHORIZATION OF OUR BOARD TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS IN RESPECT OF A GRANT OR ISSUE OF (RIGHTS TO ACQUIRE) SHARES.

ITEM 13	AUTHORIZATION OF THE BOARD TO AMEND THE COMPANY’S 2016 OMNIBUS INCENTIVE PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES

Summary

At the Annual Meeting, you will be asked to approve an amendment to the Company’s 2016 Omnibus Incentive Plan (the “Plan”) to increase the authorized number of shares by 8,000,000 (representing 5.5% of our issued and outstanding shares) bringing the total number of shares available for future grants under the Plan as of March 7, 2017 to 15,356,685 and the total number of shares reserved for grant since the adoption of the plan to 20,226,935 (the “Plan Amendment”).

The Plan was adopted by our Board and approved by our shareholders in connection with our initial public offering in July 2016. Subject to shareholder approval, we plan to register the additional 8,000,000 shares reserved under the Plan on a Registration Statement on Form S-8.

Subject to shareholder approval of the Plan Amendment, 20,226,935 ordinary shares will be reserved for issuance under the Plan as of March 7, 2017, which represents approximately 13.9% of our issued and outstanding shares.

As of January 26, 2017, there were 3,785,142 RSUs and 1,030,584 options outstanding. The new shares available under the Plan would represent an additional potential equity dilution of approximately 5.5%. The current potential equity dilution for all existing equity plans is approximately 5.1%. Including the proposed additional shares under the Plan Amendment, the potential equity dilution from all equity incentive awards outstanding and available for grant under all of our existing equity plans would result in a maximum potential equity dilution of approximately 10.6%.

Terms and Provisions

The material terms and provisions of the Plan are summarized below. This description is not intended to be complete and is qualified in its entirety by reference to the Plan amendment, a copy of which is attached as Appendix A, and the Plan that was filed as Exhibit 10.2 to our Form 8-K filed on July 26, 2016.

General Description of the Plan

The following is a summary of the material terms of the Plan, assuming the Plan Amendment is approved by our shareholders. The Plan was originally adopted in connection with our initial public offering (“IPO”). Subject to the approval of our shareholders at the Annual Meeting, the Plan Amendment will become effective as of the date of such approval, and if approved, will continue in effect until terminated by the Board except as noted below, provided that if the Plan Amendment is not approved by our shareholders, the Plan Amendment will not be effective.

The Plan provides for the issuance of options, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), share bonuses, other share-based awards and cash awards to selected officers, employees, non-employee directors and consultants.

Shares Authorized

20,226,935 of our ordinary shares will be reserved for issuance under the Plan (of which, approximately 15,356,685 would be available for grant as of the date of the amendment), subject to shareholder approval of the Plan Amendment. Such shares may be issued pursuant to grants of options, SARs, restricted shares, RSUs, share bonuses, other share-based awards and cash awards during the term of the Plan.

Certain Limitations

The maximum value of awards granted to a non-employee director in any consecutive twelve month period will be $450,000 (excluding the value of cash voluntarily deferred by a non-employee director in exchange for ordinary shares). Pursuant to Section 162(m) of the Internal Revenue Code (the “Code”), (i) no individual is granted options or SARs for more than the number of ordinary shares reserved under the Plan during any calendar year and (ii) no individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code is granted either (A) restricted shares, RSUs, a share bonus or other share-based awards for more than the number of ordinary shares reserved under the Plan during any calendar year or (B) a cash award in excess of $5,000,000 during any calendar year.

If ordinary shares subject to an award under the Plan are forfeited, cancelled, exchanged or surrendered (or if an award otherwise terminates or expires without a distribution of shares), the ordinary shares will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the Plan. However, ordinary shares that are exchanged by a participant or withheld as payment in connection with any award under the Plan, as well as any ordinary shares exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the Plan. If an award is denominated in shares, but settled in cash, the number of ordinary shares previously subject to the award will again be available for grants under the Plan. If an award can only be settled in cash, it will not be counted against the total number of ordinary shares available for grant under the Plan.

Eligibility and Participation

Any of our officers, employees, non-employee directors, independent contractors and consultants are eligible to participate in the Plan, subject to selection as an eligible participant by the Board, but awards will generally be limited to executive and management-level employees.

Plan Administration

The Plan is administered by the CHR Committee, which may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan, provided that the CHR Committee does not have the authority to reprice or cancel and regrant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our shareholders. The Plan permits the CHR Committee to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of ordinary shares or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award and to amend the terms and conditions of outstanding awards.

Types of Awards

As described in the “Compensation Discussion and Analysis” section beginning on page 33, our current equity compensation awards are generally composed of RSUs and options granted in connection with the IPO. The Plan also permits the CHR Committee to grant other equity awards, including SARs, restricted shares, share bonuses, other share-based awards and cash awards. Awards that may be issued under the Plan are described below.

Restricted Shares and RSUs

Restricted shares and RSUs may be granted under the Plan. Unless the applicable award agreement provides otherwise, a participant with restricted shares will generally have all of the rights of a shareholder during the restricted period, including the right to vote and receive dividends declared with respect to such shares. During the restricted period, a participant with RSUs will generally not have any rights of a shareholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides.

The CHR Committee may determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted shares and RSUs. If the restrictions, performance objectives or other conditions determined by the CHR Committee are not satisfied, the restricted shares and RSUs will be forfeited. Subject to the provisions of the Plan and the applicable individual award agreement, the CHR Committee has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of holders of restricted shares and RSUs upon a termination of employment or service are be set forth in individual award agreements.

Options

Options may be granted under the Plan, which may be non-qualified options or “incentive stock options” or ISOs, within the meaning of Section 422 of the Code. ISOs are required to have specific terms contained in Section 422 of the Code and which will be set forth in the applicable award agreement. The exercise price of all options granted under the Plan will be determined by the CHR Committee, but in no event may the exercise price be less than 100% of the fair market value of the related ordinary shares on the date of such grant. The maximum term of all options granted under the Plan will be determined by the CHR Committee, but may not exceed ten years. Each option will vest and become exercisable (including in the event of the participant’s termination of employment or service) at such time and subject to such terms and conditions as determined by the CHR Committee in the applicable individual option agreement. To the extent the fair market value, determined on the date of grant, of the shares for which ISOs are exercisable for the first time by any participant during a calendar year exceeds $100,000, such excess ISO will be treated as non-qualified options.

SARs

SARs may be granted under the Plan either alone or in conjunction with all or part of any option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of an ordinary share over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of an ordinary share over the exercise price of the related option. Each SAR is granted with a base price that is not less than 100% of the fair market value of the related ordinary shares on the date of such grant. The maximum term of all SARs granted under the Plan is determined by the CHR Committee, but may not exceed ten years. The CHR Committee may determine to settle the exercise of a SAR in ordinary shares, cash or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the CHR Committee in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards

Other share-based awards, valued in whole or in part by reference to, or otherwise based on, ordinary shares (including dividend equivalents) may be granted under the Plan. The CHR Committee determines the terms and conditions of such other share-based awards, including the number of ordinary shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in ordinary shares, cash or other property) and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance objectives).

Share Bonuses and Cash Awards

Bonuses payable in fully vested ordinary shares and awards that are payable solely in cash may also be granted under the Plan.

Performance Goals

The vesting of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code will be based upon one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, cash flow per share, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, or a specified increase in, any of the foregoing.

The performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliate, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The performance goals may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made. The performance goals may be determined in accordance with U.S. GAAP (to the extent determined by the plan administrator to be desirable) and achievement of the criteria will require certification by the CHR Committee.

To the extent permitted by Section 162(m) of the Code, the CHR Committee has the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any of our affiliates or our financial statements or the financial statements of any of our affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Transferability

No awards granted under the Plan may be sold, assigned, mortgaged, hypothecated, transferred, charged, pledged, encumbered, gifted, transferred in trust (voting or other) or otherwise disposed of until the awards are fully vested and/or exercisable in accordance with the Plan or the applicable award agreement. Notwithstanding the foregoing, the CHR Committee may, in its sole discretion, permit awards (other than ISOs) and/or shares issued in connection with an award that are subject to transfer restrictions to be transferred to a member of a participant’s immediate family or to a trust or similar vehicle for the benefit of a participant’s immediate family members. Unless otherwise determined by the CHR Committee, an option or SAR may be exercised during the lifetime of a participant only by the participant, or, during any period during which the participant is under a legal disability, by the participant’s guardian or legal representative.

Equitable Adjustments

In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of ordinary shares, cash or other property), combination, exchange of shares or other change in corporate structure affecting the ordinary shares, an equitable substitution or proportionate adjustment will be made, at the sole discretion of the CHR Committee, in (i) the aggregate number of ordinary shares reserved for issuance under the Plan and the maximum number of ordinary shares or cash that may be subject to awards granted to any participant in any calendar year, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the Plan and (iii) the kind, number and purchase price of ordinary shares, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs, share bonuses and other share-based awards granted under the Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the CHR Committee. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the ordinary shares, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the ordinary shares, cash or other property covered by such award, the Board may cancel the award without the payment of any consideration to the participant.

Effect of Change in Control and Qualifying Termination

Unless otherwise determined by the CHR Committee and evidenced in an award agreement, in the event that (i) a “change in control” (as defined below) occurs and (ii) a participant’s employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for “good reason” (as defined in any individual employment or severance agreement with the participant) within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved.

Definition of Change in Control

For purposes of the Plan, a “change in control” will mean, in summary: (i) a person or entity (other than JLL, DSM or their respective affiliates) becomes the beneficial owner of 50% or more of the Company’s voting power; (ii) an unapproved change in the majority membership of the Board; (iii) a merger, amalgamation or consolidation of the Company or any of its subsidiaries, other than (A) a merger, amalgamation or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and the Company’s board of directors immediately prior to the merger, amalgamation or consolidation continuing to represent a majority of the board of directors of the surviving entity or its parent or (B) a merger, amalgamation or consolidation affected to implement a recapitalization in which no person is or becomes the owner of the Company’s voting securities representing 50% or more of the Company’s combined voting power; or (iv) shareholder approval of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or a sale or disposition to an entity controlled by the Board. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which shareholders of the Company immediately prior thereto hold the same proportionate equity interest in the entity which owns all or substantially all of the assets of the Company immediately thereafter.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the CHR Committee regarding payment of the minimum amount of applicable taxes required by law to be withheld with respect to any award granted under the Plan. We have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of ordinary shares, cash or other property, as applicable, or by delivering already owned unrestricted ordinary shares, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Term, Amendment and Termination of the Plan

The Plan will terminate on the tenth anniversary of the effective date (as defined in the Plan) (although awards granted before that time will remain outstanding in accordance with their terms). The Plan provides the Board with authority to amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The CHR Committee may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the CHR Committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of our ordinary shares on future dates and the exercise decisions made by the participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the Plan.

Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

ISOs

In general, no taxable income is realized by a participant upon the grant of an ISO. If shares are issued to a participant pursuant to the exercise of an ISO, then, generally (i) the participant will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the participant as capital gain and (iii) we will not be entitled to a deduction. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant’s income for purposes of the alternative minimum tax. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the participant, or a disqualifying disposition, the participant generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, we would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as a nonqualified stock option, as discussed below.

Non-Qualified Stock Options

In general, no taxable income will be realized by a participant upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant generally will include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any ordinary shares received upon exercise of an option will be the fair market value of the ordinary shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Share Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any ordinary shares received upon exercise of a SAR will be the fair market value of the ordinary shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares

A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other awards granted under the Plan, including share bonuses, other share-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any ordinary shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Section 162(m)

Section 162(m) of the Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” (the chief executive officer and the three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m) of the Code. Performance-based awards granted under the awards granted under the Plan are intended to be excluded from computation of the $1 million limitation. If approved by the Company’s shareholders, the awards granted under the Plan will permit the CHR Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

Equity Compensation Plan Information

The following table summarizes the securities authorized for issuance under the Plan as of October 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected under column(a)) (c)
Equity Compensation Plans Approved by Shareholders(2)	4,860,250	$21.00	7,366,685
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	4,860,250	$21.00	7,366,685
(1)	Excludes shares of restricted stock units outstanding.
(2)	Consists of the Patheon N.V. 2016 Omnibus Incentive Plan.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE COMPANY’S 2016 OMNIBUS INCENTIVE PLAN.

CORPORATE GOVERNANCE

Board Leadership Structure

Our business affairs are managed under the direction of our Board. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the key risks facing us and our risk management strategy and seeks to ensure that risks—inherent and undertaken by us—are consistent with a level of risk that is appropriate for the Company and the achievement of our business objectives and strategies.

Our articles of association provide that our Board shall consist of such number of directors as shall from time to time be fixed by our Board. Our board rules provide that, for as long as the Company qualifies as a “controlled company,” our Board shall consist of one executive director and 11 non-executive directors. Pursuant to our board rules and articles of association, in case of a vacancy for one of the non-executive directors to be designated for nomination by JLL Patheon Co-Investment Fund, L.P. (together with its affiliates, “JLL”) or Koninklijke DSM N.V. (“DSM”), the remaining directors may temporarily fill the vacant position by designation, for a period up to the next general meeting. Our board rules provide that such individual is designated to the Board by whoever of DSM or JLL would be entitled to designate to our Board an individual for nomination to the general meeting for that position. JLL initially designated Messrs. Levy, Agroskin, McMullen and Pisano for appointment as directors and, pursuant to the shareholders’ agreement between JLL, DSM and us (the “Shareholders’ Agreement”), has the right to designate one additional person for appointment as director. JLL has designated Mr. Cogut for appointment as a non-executive director at this Annual Meeting to fill such vacancy. DSM initially designated Messrs. Tanda, Eykerman and Welsh for appointment as directors. JLL, DSM and Patheon have agreed that, upon the effective date of his appointment as Chief Executive Officer of AptarGroup, Inc. on February 1, 2017, Mr. Tanda will remain a DSM director designee.

Directors are appointed by our general meeting for a term ending no later than the end of the first annual general meeting held three years from the date of their appointment.

Our Board is comprised of three classes of directors, with each class comprised, as nearly as possible, of an equal number of directors. Each of our directors was assigned to a class to serve for a term expiring at the end of the annual general meeting held in the first, second and third year following our initial public offering, subject to any earlier resignation or removal. The Class I directors consist of James C. Mullen, Stephan Tanda, Jeffrey P. McMullen and Gary Pisano, each of whom are to be elected for new three-year terms; the Class II directors consist of Philip Eykerman, William B. Hayes and Pamela Daley; and the Class III directors consist of Hugh Welsh, Paul S. Levy, Daniel Agroskin and Hans Peter Hasler.

Each of our executive officers serves at the discretion of our Board and holds office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

For so long as JLL and its affiliates own at least 20% of our shares, the Company and each of JLL, DSM and JLL/Delta Patheon Holdings, L.P. (the “Partnership”) will use their respective reasonable best efforts to cause the chairman of the Board to be Paul S. Levy, or such other member of the Board designated by JLL.

If JLL owns less than 20% of our shares and DSM and its affiliates owns at least 20% of our shares, then the Company and each of JLL, DSM and the Partnership shall use their respective reasonable best efforts to cause the chairman of the Board to be as designated by DSM.

Paul S. Levy serves as our chairman. The duties and responsibilities of the chairman include, among other things: presiding over the general meeting, our Board meetings, and our non-executive director executive sessions. For so long as the Company is a controlled company, the chairman of the Board shall be entitled to cast a decisive vote on all matters presented to our Board that result in a tie vote of the Board.

Status as a Controlled Company

We are a “controlled company” under the NYSE listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (i) a majority of our Board consist of independent directors and (ii) that our Board has compensation and nominating and corporate governance committees composed entirely of independent directors, as independence is defined under the listing standards. We intend to continue to utilize these exemptions. As a result, although we have a fully independent audit committee, the majority of our directors are not independent. Accordingly, although we may transition to a Board with a majority of independent directors prior to the time we cease to be a “controlled company,” for such period of time shareholders will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of Patheon as of the date of this proxy.

Name	Age	Position
James C. Mullen	58	Chief Executive Officer and Executive Director
Michel Lagarde	42	President
Rebecca Holland New	42	Executive Vice President, Enterprise Operations
Michael J. Lehmann	54	Executive Vice President, Global Sales and Marketing
Lukas Utiger	54	President, Drug Substance Services
Stuart R. Grant	61	Executive Vice President and Chief Financial Officer
Eric Sherbet	52	General Counsel and Secretary
Craig E. Schneier	69	Executive Vice President and Chief Talent Officer
Harry R. Gill, III	56	Senior Vice President, Operational Excellence and Patheon Way
Francisco R. Negron	50	President, Drug Product Services
Raul Cardona Torres	56	Senior Vice President, Quality
Paul S. Levy	69	Chairman and Non-Executive Director
Daniel Agroskin	40	Non-Executive Director
Stephan B. Tanda	51	Non-Executive Director#
Hugh C. Welsh	50	Non-Executive Director
Philip Eykerman	48	Non-Executive Director
William B. Hayes	51	Non-Executive Director*
Hans Peter Hasler	60	Non-Executive Director*
Pamela Daley	64	Non-Executive Director*
Jeffrey P. McMullen	65	Non-Executive Director*
Gary P. Pisano	55	Non-Executive Director*
Charles I. Cogut	69	Non-Executive Director nominee
*	Our Board has determined that these directors qualify as “independent” under the NYSE and Exchange Act rules.
#	Our Board has determined that upon the effective date of his appointment as Chief Executive Officer of AptarGroup, Inc., on February 1, 2017, Mr. Tanda will qualify as “independent” under NYSE and Exchange Act rules.

Biographical information with respect to each of our directors and executive officers is set forth below.

James C. Mullen, age 58, joined Patheon as Chief Executive Officer in February 2011, bringing over 30 years of experience in the pharmaceutical and biotechnology industries, over 20 of which have been spent at the executive level. Mr. Mullen was appointed to our Board in February 2011. Mr. Mullen served as the President and Chief Executive Officer of Biogen Idec, Inc., a biotechnology company, from June 2000 to June 2010. Prior to that, Mr. Mullen held various operating positions at Biogen Idec, Inc., including Chief Operating Officer, Vice President, International, Vice President, Operations, and several manufacturing and engineering positions at SmithKline Beckman (now GlaxoSmithKline). Mr. Mullen previously served on the board of Biogen Idec, Inc. until June 2010 and until April 2015, on the board of directors of PerkinElmer, Inc., a technology and service provider for diagnostics, research, environmental and industrial and laboratory services markets.

Michel Lagarde, age 42, joined Patheon as President in May 2016. Mr. Lagarde served on our Board from December 2011 until May 2016. Previously, Mr. Lagarde was a Managing Director of JLL Partners, which he joined in January 2008. From February 1996 to December 2007, Mr. Lagarde was employed with the Philips Electronics group of companies. Mr. Lagarde served as Chief Financial Officer of Philips Electronics North America, Domestic Appliances and Personal Care division from April 2004 and as Chief Executive Officer from May 2006. Mr. Lagarde is also a director on the boards of American Dental Partners, Inc. and its related companies. Mr. Lagarde was previously a director on the board of PharmaNet Development Group, Inc. until July 2011 and BioClinica and its related companies until October 2016. Mr. Lagarde holds a Bachelor of Business Administration degree from European University Antwerp, and an Executive Masters degree in Finance & Control from Maastricht University (The Netherlands).

Rebecca Holland New, age 42, has served as Executive Vice President, Enterprise-wide Operations since May 2016. Prior to that she served as Chief Human Resources Officer and Executive Vice President of Human Resources, Corporate Communications and Global Integration Growth Project Management Office since December 2014. Ms. Holland New joined Patheon in August 2011 as Senior Vice President Human Resources bringing substantial experience leading and developing business leadership, strategies and operational processes within growing global healthcare organizations. Before joining Patheon, Mrs. Holland New was Global Vice President of Human Resources at Bausch & Lomb. Before becoming Global Vice President of Human Resources at Bausch & Lomb, she held global human resources leadership positions at that company’s business operations, talent, corporate and pharmaceutical business units as well as global research and development. Prior to joining Bausch & Lomb, Mrs. Holland New held human resources leadership positions at Novo Nordisk and Bristol-Myers Squibb Company. She currently serves on the Board of Trustees for the American Health Policy Institute and is an active member with the Human Resources Public Policy Association. Mrs. Holland New earned a master’s degree in industrial and labor relations as well as a Bachelor of Science in economics, marketing and finance from Cornell University. In addition, she completed coursework toward a Ph.D./Master of Science in organizational psychology from Columbia University and Rutgers University and Executive Education at Harvard University. She was recently awarded the Triangle Business Journal Women in Business award in March 2015.

Michael J. Lehmann, age 54, joined Patheon in November 2012 as President, Global Pharmaceutical Development Services and in December 2012, was appointed additionally as Executive Vice President, Global Sales & Marketing. Mr. Lehmann brings over 25 years of healthcare services leadership experience to Patheon. From September 2005 to September 2012, Mr. Lehmann was employed by Covance, Inc., or Covance, one of the world’s largest drug development services companies, and from January 2009, held the position of Corporate Senior Vice President and General Manager in the Global Early Development business of Covance. In that role, Mr. Lehmann was responsible for global early development growth, profitability and service performance. Previously, he served at Covance as Corporate Senior Vice President and President of the Global Nonclinical Safety Assessment business from January 2009 to October 2011, as Corporate Vice President and President of the Labs North America business from January 2008 to January 2009 and as General Manager of the Madison Site from September 2005 to January 2008. Prior to joining Covance, Mr. Lehmann worked for 17 years at GE Healthcare in key operational and management roles.

Lukas Utiger, age 54, joined Patheon in March 2014 in connection with the DPP Acquisition and is currently President, Drug Substance Services. Dr. Utiger joined DSM in August 2013 and led the DPP Business as President and CEO from October 2013 until the consummation of the DPP Acquisition. Prior to taking this position at DSM, Dr. Utiger spent 21 years with Lonza where he lead the R&D organization and ran three different divisions (CMO, specialty chemical and bioscience) while serving 12 years on the executive committee. During this time, he gained in-depth operational and business experience in the field of chemical, biotech and viral/cell technologies. In addition, he was responsible for the development of all Lonza businesses in China and India. Before his time at Lonza, Dr. Utiger served the ICI Chemical & Polymer Division (Runcorn, U.K.) in the process development group for four years.

Stuart Grant, age 61, joined Patheon in February 2012 as Executive Vice President and Chief Financial Officer, bringing over 30 years of financial management experience to the Company, over 15 of which have been in the pharmaceutical industry. From 2007 to 2011, Mr. Grant served as Senior Vice President and Chief Financial Officer of BioCryst Pharmaceuticals, Inc., a pharmaceutical development company. Prior to that, Mr. Grant progressed through a variety of financial management positions at Serono SA (now Merck Serono), a global pharmaceutical company, including Chief Financial Officer, USA, from 2002 to 2004 and Group Chief Financial Officer from 2004 to 2007. Mr. Grant also spent 15 years in finance at Digital Equipment Company and several years working as a tax consultant and senior auditor for Price Waterhouse (now PricewaterhouseCoopers) in Glasgow, Scotland.

Craig E. Schneier, age 69, joined Patheon in July 2016 as Executive Vice President and Chief Talent officer. Dr. Schneier was Executive Vice President, Human Resources, Public Affairs and Communications at Biogen from 2001 to 2011. Prior to that, Dr. Schneier was president of his own management consultant firm in Princeton, New Jersey. Prior to his corporate career, he held a tenured professorship at Maryland’s Smith School of Business and had held teaching positions at the business schools of the University of Michigan, Columbia University, and at the Tuck School of Business, Dartmouth College.

Eric Sherbet, age 52, joined Patheon in November 2014 as General Counsel and Secretary. Mr. Sherbet served as a member of our Board from June 2015 until March 2016. From April 2011 through October 2014, Mr. Sherbet was General Counsel and Secretary of inVentiv Health, Inc., a global provider of clinical development and commercialization services to the pharmaceutical industry. Mr. Sherbet served as Vice President, Deputy General Counsel and Corporate Secretary of Foster Wheeler AG, a global engineering services, construction and power company from December 2007 until April 2011.

Harry R. Gill, III, age 56, joined Patheon in July 2010 as Vice President, North America, Business Management. In 2011, he was promoted to Vice President, Global OE Program. In September 2012, Mr. Gill was promoted to Senior Vice President, Quality and Continuous Improvement and, November 2016, was appointed Senior Vice President, Operational Excellence and Patheon Way. Prior to joining Patheon, he had over 25 years of experience in quality, plant operations, technical services and operational excellence. Mr. Gill held the position of Site General Manager at Wyeth (now Pfizer Inc.), a pharmaceutical company, from September 2006 to July 2010. Prior to Wyeth, Mr. Gill served as Director of Engineering at Baxter Healthcare from August 1998 to May 2001. In addition, he has eight years of combined international experience in Asia and Puerto Rico.

Francisco R. Negron, age 50, joined Patheon in November 2009 as Vice President and General Manager of the Company’s operations in Puerto Rico. In October 2012, Mr. Negron was promoted to Senior Vice President, North American Commercial Operations and Global Integration and in November 2015 he became President, Drug Product Services. Mr. Negron has over 25 years’ experience in the pharmaceutical industry. He has served in various senior positions, including Global Vice President for Novartis Consumer Health, Over-the-Counter and Pharmaceutical Products with specific focus on global process improvement initiatives. Prior to joining Novartis, he also served as Vice President Manufacturing and Supply at Valeant Pharmaceuticals and Site General Manager for McNeil Consumer Healthcare.

Raul Cardona Torres, age 56, joined Patheon in January 2012 as Vice President of Commercial Operations & General Manager of the Company’s operations in Puerto Rico. In December 2016, Mr. Cardona was promoted to Senior Vice President, Quality, and will assume the responsibilities of the role on February 1, 2017. Mr. Cardona has over 20 years’ experience in the pharmaceutical industry. He has alternatively served as a plant manager and general manager for Abbott Medical Optics, Covidien and the McNeil Consumer Healthcare division of Johnson & Johnson. Prior to joining Patheon, he was Founder and President of Cardona Compounds Corp. Mr. Cardona received his Ph.D. in Physical Organic Chemistry from the University of Texas at Austin.

Paul S. Levy, age 69, was appointed as chairman of our Board in March 2016. Mr. Levy has served on our Board from 2007 to 2014. Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, he served on the boards of the following public companies: Builders FirstSource, Inc. (current), Patheon, Inc. (former), PGT, Inc. (former) and IASIS Healthcare, LLC (current; privately held company with public filings).

Daniel Agroskin, age 40, has served on our Board since 2009. Mr. Agroskin is a Managing Director of JLL Partners, Inc., which he joined in July 2005. Prior to that, he worked at JP Morgan Partners, a private equity investment firm, and in Merrill Lynch’s Mergers and Acquisitions Group. He holds a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania. In the last five years, Mr. Agroskin served on the boards of the following public companies: Builders FirstSource, Inc. (current), PGT, Inc. (former) and Patheon, Inc. (former). Mr. Agroskin is also a director on the boards of American Dental Partners, Inc. and Medical Card Systems, Inc. Mr. Agroskin was previously a director on the board of PharmaNet Development Group, Inc. until July 2011 and Synarc-Biocore Topco Holdings, Inc. until October 2016.

Stephan B. Tanda, age 51, was appointed to our Board in March 2016. Mr. Tanda has been appointed as President and Chief Executive Officer of AptarGroup, Inc., effective February 1, 2017. Mr. Tanda has been a member of the Management Board of Koninklijke DSM N.V. since May 2007. He previously served as President and Chief Executive Officer of Freudenberg Nonwovens Limited Partnership, Weinheim, Germany and Durham, North Carolina, from 2004 to 2007. Prior to this, Mr. Tanda served in various positions at E.I. DuPont de Nemours from 1991 to 2003. Mr. Tanda is also a director of the supervisory board of Semperit AG, a manufacturer of rubber and plastic products.

Hugh C. Welsh, age 50, was appointed to our Board in March 2014 and has served as President and General Counsel of DSM North America since 2010. He previously served as Vice President and General Counsel of DSM North America from 2006 to 2010.

Philip Eykerman, age 48, was appointed to our Board in March 2014 and has served as DSM’s Executive Vice President Corporate Strategy and Acquisitions since 2011. He previously was a partner at McKinsey & Company (Brussels) from 1997 to 2011 leading their chemicals practice in the Benelux and France.

William B. Hayes, age 51, was appointed to our Board in March 2016. From June 2005 to June 2014, Mr. Hayes served as Chief Financial Officer of Laboratory Corporation of America Holdings (LabCorp). Mr. Hayes also served as Senior Vice President, Investor Relations of LabCorp from June 2004 to June 2005. Mr. Hayes joined LabCorp in September 1996 and was responsible for the day-to-day operations of the revenue cycle function. Prior to joining LabCorp, Mr. Hayes was in the audit department at KPMG for nine years. Mr. Hayes holds a Bachelor of Science in accounting from the University of North Carolina at Greensboro, and is a Certified Public Accountant.

Hans Peter Hasler, age 60, was appointed to our Board in March 2016. Mr. Hasler is Chairman of the board of HBM Healthcare Investments AG (Zug, Switzerland), Chairman of the board of MIAC (Medical Imaging Analysis Center) of the University Hospital (Basel, Switzerland), director of the board of AOP Orphan Pharmaceuticals (Vienna, Austria) and a director of Reddys Laboratories Ltd, an India-based pharmaceutical company listed on the Bombay Stock Exchange and the National Stock Exchange in India and on the NYSE. Mr. Hasler has over 30 years of experience in the industry serving as a global life science advisor to pharmaceutical and biotechnology companies. From 2012 to 2014, Mr. Hasler served as Chief Operating Officer of Elan Corp. plc. In addition, from 2001 to 2009 Mr. Hasler held various roles at Biogen Inc., including Head of its International Business and Chief Operating Officer. Before joining Biogen, Mr. Hasler served as Chief Marketing Officer at Wyeth − AHP American Home Products (since acquired by Pfizer), as well as Managing Director of the country organizations in Germany, Austria, Eastern Europe and Switzerland.

Pamela Daley, age 64, was appointed to our Board in March 2016. Miss Daley is a director and chairman of the audit committee of BlackRock, Inc., a global asset management company traded on the New York Stock Exchange, and SecureWorks Corp., a global provider of intelligence-driven information security solutions traded on the NASDAQ. She was a director of BG Group plc, an international gas and oil company traded on the London Stock Exchange, until BG Group was acquired by Royal Dutch Shell plc in February 2016. Miss Daley is retired. Before her retirement in January 2014 from General Electric Company, or GE, one of the world’s largest infrastructure and financial services companies, Miss Daley served with GE in a number of roles, including Senior Vice President and Senior Advisor to the Chairman from April 2013 to January 2014, Senior Vice President of Corporate Business Development from August 2004 to March 2013 and Vice President and Senior Counsel for Transactions from 1991 to July 2004. As Senior Vice President for Corporate Business Development, Miss Daley was responsible for GE’s merger, acquisition and divestiture activities worldwide. Before she joined GE in 1989 as Tax Counsel, Miss Daley was a partner at Morgan, Lewis & Bockius, an international law firm, where she specialized in domestic and cross-border tax oriented financings and commercial transactions.

Jeffrey P. McMullen, age 65, was appointed to our Board in March 2016. He also serves as a member of the board of directors of inVentiv Health Inc. In addition, Mr. McMullen served as the Vice Chairman of inVentiv Health Inc. and Chairman of inVentiv Health Clinical. He also served as the Chairman of BioClinica, Inc. until October 2016. He also serves as a member of the board of ACRO (Association of Clinical Research

Organization). Mr. McMullen previously served as the President and Chief Executive Officer and member of the board of PharmaNet, which he co-founded in 1996. PharmaNet is now part of inVentiv Health’s clinical division. He has more than 40 years of drug development experience on a global basis. His career includes 13 years with major drug development services companies with responsibilities in operations and executive management and nine years with Sterling Drug (now a part of Sanofi) in the clinical, regulatory, and drug metabolism areas.

Gary P. Pisano, age 55, was appointed to our Board in March 2016. Dr. Pisano is the Harry E. Figgie, Jr. Professor of Business Administration at the Harvard Business School. He has been on the Harvard faculty since 1988. Dr. Pisano’s research and teaching focuses on technology and operations strategy, the management of innovation and intellectual property, and competitive strategy. For more than two decades, he has consulted extensively on these issue with companies in the pharmaceutical, biotechnology, medical device, specialty chemical and health care industries. He is a co-founder and director of XiMo AG, a Swiss-based company commercializing proprietary catalytics. He is also a director of Axcella Health, a company developing medicines based on amino acid pharmacology and Axovant Sciences Ltd., a publicly traded company that develops pharmaceutical drugs for dementia. Dr. Pisano has a BA in economics from Yale and a Ph.D. in Business Administration from the University of California, Berkeley.

Charles I. Cogut, age 69, is a retired partner at Simpson Thacher & Bartlett LLP (“STB”). Mr. Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980-2012. For many years he was a leading member of STB’s mergers and acquisitions and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, and buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990-1993 he served as senior resident partner in the firm’s London office. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of the Board of Overseers of the University of Pennsylvania Law School; Co-Chair of the Board of Advisors of the University’s Institute for Law and Economics; and a member of the Law School’s adjunct faculty. He is also a director of Air Products and Chemicals, Inc., and The Williams Companies, Inc., and a member of the Board of Trustees and the Executive Committee of Cold Spring Harbor Laboratory. Mr. Cogut brings to the Board expertise in governance and fiduciary responsibilities of directors. He also has extensive experience in multi-jurisdictional mergers and acquisitions and other complex transactions. He is recognized as one of the leading corporate lawyers in the United States.

Nominations of Directors/Director Qualifications

Pursuant to the Shareholders’ Agreement and pursuant to our board rules, directors are appointed by the general meeting, upon a nomination by the Board of candidates either (i) designated by the Board, (ii) designated by JLL or (iii) designated by DSM. The number of directors to be nominated upon a designation by JLL or DSM depends on the number of ordinary shares held by each of JLL and DSM (and their affiliated entities as defined in the Shareholders’ Agreement and our board rules). Subject to changes in the number of ordinary shares held by JLL and DSM (and their affiliated entities), (i) the Board is authorized to designate the executive director and three non-executive directors, (ii) JLL is authorized to designate five non-executive directors and (iii) DSM is authorized to designate three non-executive directors. In each case, nominations to the general meeting for appointment of our executive director do not require a designation by DSM or JLL. As long as we qualify as a “controlled company,” the total number of non-executive directors for which nominations will be made pursuant to a designation by JLL or DSM will be eight. In the event that we do not qualify as a “controlled company” JLL and/or DSM will, subject to the provisions of the Shareholders’ Agreement and our board rules, continue to have a right to designate persons for nomination by the Board to the general meeting for appointment as non-executive directors.

When considering whether directors and director nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience. We believe that our directors and director nominees provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the directors considered the following important characteristics, among others:

•	Mr. Mullen—our Board considered Mr. Mullen’s extensive management experience and senior leadership background in the pharmaceutical and biotechnology industries.

•	Mr. Levy—our Board considered Mr. Levy’s extensive experience in buying and managing a variety of businesses.
•	Mr. Agroskin—our Board considered Mr. Agroskin’s financial and investment expertise and his experience on other boards of directors.
•	Mr. Tanda—our Board considered Mr. Tanda’s experience and his extensive involvement with a wide range of transactions in the pharmaceutical industry.
•	Mr. Welsh—our Board considered Mr. Welsh’s extensive knowledge and familiarity with our business, as well as his insight into business strategy and operations.
•	Mr. Eykerman—our Board considered Mr. Eykerman’s extensive experience in the chemicals industry and his leading involvement with a wide range of transactions.
•	Mr. Hasler—our Board considered Mr. Hasler’s international experience in the pharmaceutical and biotechnology industry.
•	Mr. Hayes—our Board considered Mr. Hayes’ experience in accounting and working with audit committees.
•	Miss Daley—our Board considered Miss Daley’s experience in a wide range of international mergers and acquisitions transactions and cross-border financing, as well as her experience on other boards of directors.
•	Mr. McMullen—our Board considered Mr. McMullen’s extensive experience in the drug development industry, as well as his executive management experience.
•	Dr. Pisano—our Board considered Dr. Pisano’s expertise in the pharmaceutical and biotechnology industries.
•	Mr. Cogut—our Board considered Mr. Cogut’s expertise in governance and fiduciary responsibilities of directors and his extensive experience in multi-jurisdictional mergers and acquisitions.

Director Independence

Our ordinary shares are listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. As discussed above, we avail ourselves of the “controlled company” exception and, as a result, we do not have a majority of independent directors on our Board. Under the NYSE listing standards, a director is independent only if our Board makes an affirmative determination that the director has no material relationship with us.

The Board undertook its annual review of the independence of its directors. During this review, the Board considered whether there are any relationships between each director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors (or any member of their immediate family or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Following such review, our Board has determined that the following directors qualify as “independent” under the NYSE and Exchange Act rules:

William B. Hayes

Hans Peter Hasler

Pamela Daley

Jeffrey P. McMullen (nominated for re-election)

Gary P. Pisano (nominated for re-election)

Stephan B. Tanda (nominated for re-election): will qualify as independent, effective February 1, 2017

RELATED PERSON TRANSACTIONS

Our Audit Committee has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must disclose to our Legal department any “related person transaction” (defined as any transaction in which the Company were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Legal department will then communicate that information to the Audit Committee. No related person transaction will be executed without the approval or ratification of our Boards or a duly authorized committee of our Board.

In addition, pursuant to the Shareholders’ Agreement and pursuant to our board rules, we have agreed to certain guidelines applicable to the Company and our directors with respect to BLS. These guidelines apply in addition to rules on conflicts of interest as set out under Dutch law, which provide that any of our directors with a direct or indirect personal conflict of interest cannot participate in the deliberations in our Board on any matter in respect of which he or she has such a conflict of interest, nor vote on such matters.

These guidelines provide that any resolution of our Board to enter into, alter or terminate any material arrangements between BLS and the Company can only be adopted subject to approval of our Audit Committee. When considering such arrangements, the Audit Committee will also consider whether, before our Board adopts a resolution with respect to BLS, a fairness opinion or a fair market appraisal by an independent external expert should be obtained.

Shareholders’ Agreement

The Shareholders’ Agreement contains, among other things, agreements with respect to the election of our directors, including our Chief Executive Officer. Pursuant to the agreement, JLL, DSM, and the Partnership have agreed to use their reasonable best efforts to cause, and to vote our ordinary shares held by them and their affiliates (as defined in our board rules and in the Shareholders’ Agreement) in favor of, the nomination and election to our board of directors of the individuals designated by each of JLL and DSM as described below. The following provisions with respect to the composition of our board and the nomination of directors have been adopted by our Board and have been incorporated into our board rules.

For so long as we are a “controlled company” under the rules of the New York Stock Exchange, the Company and each of JLL, DSM and the Partnership will use their respective reasonable best efforts to cause to be nominated for election and to be elected to the board of directors a slate of one executive director and 11 non-executive directors consisting of: five (5) individuals designated by JLL, three (3) individuals designated by DSM, and three (3) individuals who will be independent directors not affiliated with either JLL or DSM. If either JLL or DSM sells a number of ordinary shares of the Company resulting in ownership by it and its affiliates of at least 10% less than the number of shares held by the other shareholder and its affiliates (calculated based on the aggregate number of shares owned by JLL, DSM and their respective affiliates), then the number of the selling party’s designated directors will be decreased by one and the number of the non-selling party’s designated directors will be increased by one. This transfer of designee rights will apply for each 10% relative difference in ownership of shares of the Company between the selling party and the non-selling party.

Board Designation

At such time as the Company ceases to qualify as a “controlled company,” the Board will be required to consist of a majority of independent directors and (i) as long as JLL and DSM and their affiliates collectively own at least 20% of our issued and outstanding shares, the Company and each of JLL, DSM and the Partnership will use their respective reasonable best efforts to cause to be nominated for election and to be elected to the Board three (3) directors (or 25% of the total number of the directors then making up the board, calculated in accordance with the terms of the Shareholders’ Agreement and our board rules), of which two will be designated by whichever of JLL or DSM beneficially owns the greater percentage of our issued and outstanding shares and one of which will be designated by the party which beneficially owns the smaller percentage of our issued and outstanding shares, or (ii) as long as JLL and DSM and their affiliates collectively own at least 10% but less than 20% of our issued and outstanding shares, the Company and each of JLL, DSM and the Partnership will use their reasonable best efforts to cause to be nominated for election and to be elected to the Board, two (2) directors, one designated by each of JLL and DSM, provided that, in each case if either JLL or DSM and their respective affiliates own less than 5% of our shares, such party’s designees will be allocated to the other party.

Chairman of the Board of Directors

For so long as JLL and its affiliates own at least 20% of our shares, the Company and each of JLL, DSM and the Partnership will use their respective reasonable best efforts to cause the chairman of the Board to be Paul S. Levy, or such other member of the board designated by JLL. If JLL owns less than 20% of our shares and DSM and its affiliates owns at least 20% of our shares, then the Company and each of JLL, DSM and the Partnership shall use their respective reasonable best efforts to cause the chairman of the Board to be as designated by DSM. For so long as the Company is a controlled company, the chairman of the Board shall be entitled to cast a decisive vote on all matters presented to our Board that result in a tie vote of the Board.

Removal

Under the Shareholders’ Agreement, no shareholder is permitted to take any action in its capacity as a shareholder of the Company to cause the removal of any director designated by any other shareholder without the consent of such shareholder that had designated such director.

Voting Agreement

Each party to the Shareholders’ Agreement agrees that, during the term of the agreement, until either of JLL or DSM together with its affiliates ceases to own at least 7.5% of our issued and outstanding shares, such shareholder will vote, or act by written consent with respect to, all ordinary shares held beneficially or of record by such shareholder in favor of any action or proposal that has been approved by the Board and which requires approval of the general meeting of the company in accordance with article 2:107a(1) of the Dutch Civil Code, as the same may be amended, modified or replaced from time to time. Matters requiring approval under article 2:107a(1) of the Dutch Civil Code generally include: a transfer of the business or substantially the entire business to a third party; entry into or termination of a long-lasting cooperation of the Company or a subsidiary with another person or entity, if such cooperation or termination is of essential importance to the Company; or the acquisition or divestment of a business with a value at least one-third of the Company’s assets.

Board of Directors Compensation

Directors who are employees of JLL or DSM or their respective affiliates do not receive any compensation from the Company for their service as directors; however, they are entitled to indemnification and expense reimbursement related to their service to the Company.

Transfer Rights and Restrictions

A party to the Shareholders’ Agreement may, subject to certain restrictions, transfer any equity security of the Company, provided that the transferee agrees to comply with the Shareholders’ Agreement. The right to designate directors or the right to exercise a demand registration can only be transferred in connection with the transfer of equity securities by JLL or DSM to one of its affiliated entities, provided that such transfer of rights will cease to be effective (and immediately revert to the transferor) if the transferee ceases to be an affiliated entity of the transferor.

Tag-Along Rights

If a party to the Shareholders’ Agreement proposes to sell more than 1% of our issued and outstanding shares or other equity securities in a private sale to a third party, subject to certain restrictions, each of the other parties to the agreement, including the Partnership with respect to any shares held on behalf of management that are no longer subject to forfeiture or vesting provisions, will have the opportunity to participate in such sale on the same terms and conditions of the selling party.

Registration Rights

Demand Registration Rights. Under the Shareholders’ Agreement, each of JLL and DSM, their affiliates and certain of their transferees hold registration rights that allow them at any time, on up to five occasions after 180 days following the completion of our initial public offering to request by written notice that we register shares of our equity securities held or acquired by them, if the aggregate fair market value of the securities is greater than or equal to $50 million. The Company will register under the Securities Act the Company’s shares held by JLL or DSM (or any of their affiliates), as applicable, and any other shareholders electing to participate in such offering (including the Partnership with respect to any shares held on behalf of management that are no longer subject to forfeiture or vesting provisions), for sale in accordance with such shareholder’s intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions.

Piggy-back Registration Rights. In addition, the Shareholders’ Agreement provides that, if the Company registers any of its equity securities either for its own account or for the account of other security holders, JLL, DSM and the other shareholders, including the Partnership with respect to any shares held on behalf of management that are no longer subject to forfeiture or vesting provisions, are entitled to notice of the registration and may include their shares in the registration, subject to certain restrictions.

Pursuant to the Shareholders’ Agreement, all fees, costs, and expenses of underwritten registrations will be borne by the Company, other than underwriting discounts and selling commissions, which will be borne by each shareholder selling its shares. The Company’s obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights.

Biologics Payment

We acquired a portion of our Biologics business from DSM in connection with the acquisition of Patheon Inc., a Canadian company listed on the Toronto Stock Exchange, (collectively with the related financing, the “DPP Acquisition”) In connection with the DPP Acquisition, DSM was entitled to receive additional contingent payments based on the performance of the Biologics business. In order to clarify the calculation of such contingent payments in light of our subsequent acquisitions in the Biologics business, the Company has entered into an agreement pursuant to which we will pay additional consideration to DSM based on the achievement of certain Adjusted EBITDA targets of the Biologics business at the conclusion of our 2020 fiscal year. If we sell or dispose of the Biologics business prior to the end of the 2020 fiscal year, the calculation of the Biologics earnout EBITDA will be calculated by applying a 10.0% compounded annual growth rate through the remaining period ending October 31, 2020 to the Adjusted EBITDA for the twelve month period ended on the last day of the month immediately preceding the date of such sale or disposition. The maximum payment to DSM under the terms of the earnout agreement is $60 million and the minimum payment to DSM is $25 million.

Banner Service Agreements

As a result of the spinout of Banner Life Sciences (“BLS”), effective July 31, 2015, the Company has entered into or intends to enter into several service agreements with BLS, including a development and manufacturing services agreement, pursuant to which the Company provides certain development and manufacturing services for the benefit of BLS. Additionally, pursuant to a master services agreement, BLS provides certain regulatory, materials management, clinical supply, research and development services and other process services for the benefit of the Company’s clients. Further, pursuant to a management services agreement, the Company will perform certain management and shared service functions on behalf of BLS, including tax and treasury services, shared financial services, legal services and IT services. Certain of our directors and officers continue to provide management services for BLS. Transactions involving both us and BLS may result in conflicts of interest for our directors who continue to provide management services for BLS.

Partnership Preferred Units

On June 3, 2016, prior to our conversion to Patheon N.V., we declared a distribution of approximately $51.0 million to one of our members in order to provide funds for the Partnership to redeem and cancel the preferred units in the Partnership held by DSM. We satisfied the distribution by issuing a promissory note in the principal amount of $51.0 million to DSM Newco B.V. On July 20, 2016, the Partnership redeemed the preferred units from DSM and we satisfied and discharged our obligations under the promissory note in full.

Code of Business Conduct

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct is available on our website at www.patheon.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

COMMITTEES OF OUR BOARD

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established an Audit Committee composed of independent directors and a Compensation and Human Resources Committee, each of which has the composition and the responsibilities described below. Our Board may from time to time establish other committees.

Audit Committee

We have established an Audit Committee and adopted a charter for the Audit Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters, which is available on our website at www.patheon.com. Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	Appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;
•	Approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	Reviewing the qualifications and independence of the independent registered public accounting firm;
•	Reviewing our financial statements and related disclosures and reviewing our accounting policies and practices;
•	Reviewing the adequacies and effectiveness of our internal control over financial reporting;
•	Establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;
•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	Reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and
•	Reviewing and approving in advance any proposed related person transactions.

The members of our Audit Committee are William B. Hayes, Hans Peter Hasler and Gary Pisano. Mr. Hayes is the chairman of our Audit Committee. Our Board has determined that Mr. Hayes is an “audit committee financial expert” as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our Board considers the independence and other characteristics of each member of our Audit Committee. Audit committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act. In addition, the NYSE listing standards require that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his capacity as a director, accept consulting, advisory or other fees from us or be an affiliated person of us. Each of the members of our Audit Committee qualifies as an independent director pursuant to the NYSE listing standards and Rule 10A-3.

Audit Fee

For the years ended October 31, 2016 and 2015, we incurred the following fees for services rendered by our independent registered public accounting firm, Ernst & Young LLP:

Fees	2016	2015
Audit Fees(1)	$6,288,000	$9,017,000
Audit-Related Fees(2)	904,000	1,124,000
Tax Fees(3)	730,000	2,673,000
All Other Fees(4)	2,000	2,000
Total	$7,924,000	$12,816,000
(1)	Audit Fees consist of fees for the audit of our annual financial statements; reviews of our quarterly financial statements; statutory and regulatory audits; consents issued in connection with regulatory filings; financial accounting and reporting consultations in connection with the audit; and other services related to SEC matters.
(2)	Audit Related Fees include fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.” The services comprising the fees disclosed under this category were primarily for due diligence services.
(3)	Tax Fees consist of fees for tax consulting services, including transfer pricing documentation, tax advisory services and compliance matters.
(4)	All Other Fees include fees billed in the fiscal year shown for products and services provided by Ernst & Young LLP that are not reported in any other category. The services comprising the fees disclosed under this category for fiscal 2016 and fiscal 2015 were for online research access.

All of the fees set forth in the table above were approved by the Audit Committee pursuant to its pre-approval policies and procedures described above.

The Audit Committee considered and concluded that the provision of other services was compatible with maintaining Ernst & Young LLP’s independence.

Interested parties may report concerns or issues regarding our accounting or auditing practices to the Audit Committee via the EthicsPoint Website at www.ethicspoint.com or the EthicsPoint hotline at 1-866-ETHICSSP, where it is available, or using the phone number for the applicable jurisdiction at www.ethicspoint.com

Report of the Audit Committee of the Board

The following is the report of the Audit Committee of the Board with respect to our audited financial statements for the year ended October 31, 2016.

The Board has adopted a written charter for the Audit Committee.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended October 31, 2016.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the U.S. Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with them their independence. The Audit Committee has also reviewed the non-audit services provided by the Company’s independent registered public accounting firm as described above and considered whether the provision of those services was compatible with maintaining the Company’s independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016 for filing with the SEC.

William B. Hayes (Chairman)
Hans Peter Hasler
Gary P. Pisano

Compensation and Human Resources Committee

We have established a Compensation and Human Resources Committee and adopted a charter for the Compensation and Human Resources Committee that complies with applicable federal, state and NYSE rules relating to corporate governance matters, which is available on our website at www.patheon.com. Our Compensation and Human Resources Committee oversees our compensation policies, plans and programs. The Compensation and Human Resources Committee is responsible for, among other things:

•	Reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;
•	Reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;
•	Reviewing and approving compensation and the corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;
•	Evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and
•	Administering our equity compensation plans for our employees and directors.

The members of our Compensation and Human Resources Committee are Jeffrey McMullen, Pamela Daley and Paul Levy. Mr. Levy is the chairman of our Compensation and Human Resources Committee.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation and human resources committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation and Human Resources Committee.

Report of the Compensation and Human Resources Committee of the Board

We have reviewed and discussed with management the Executive Compensation Discussion and Analysis for the year ended October 31, 2016. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul S. Levy (Chairman)
Pamela Daley
Jeffrey P. McMullen

Board and Committee Meetings; Annual Meeting Attendance

Between November 1, 2015 and October 31, 2016, our Board held 8 meetings, our Audit Committee held 6 meetings and our Compensation and Human Resources Committee held 5 meetings. During such period, each director attended at least 75% of the total number of meetings of the Board and committees on which the director served.

ORDINARY SHARE OWNERSHIP BY CERTAIN PERSONS AND MANAGEMENT

The following table sets forth certain information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) known to us to be the beneficial owner of more than 5% of our issued ordinary shares (based on 145,128,652 shares outstanding as of January 26, 2017).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Owned
JLL Associates GP V (Patheon), Ltd. (“JLL Limited”)(1)	56,491,004	38.4%
DSM(2)	48,697,292	33.6%
(1)	Includes shares held by JLL Limited and various investment funds affiliated with JLL. JLL Limited may be deemed to be the beneficial owner of the shares of 6,106,540 shares (which are not included in the table above) which are held indirectly by the Partnership for the benefit of certain of our employees as described below. JLL Limited disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. JLL Limited is located at 450 Lexington Avenue, 31st Floor, New York, NY 10017.
(2)	DSM is a publicly traded entity with ordinary shares listed on Euronext Amsterdam and American Depositary Receipts listed on OTCQX International Premier. Ultimate voting and dispositive power with regard to these shares rests with the seven-member Supervisory Board of Koninklijke DSM N.V. Each such member disclaims any such beneficial ownership. DSM is located at Het Overloon 1, 6411 TE Heerlen, the Netherlands.

The following table sets forth certain information regarding ordinary shares beneficially owned on January 26, 2017 by (1) each member of the Board, (2) each nominee to be a member of the Board, (3) each named executive officer and (4) all directors and the executive officers identified on page 18 as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Owned
Daniel Agroskin(2)	—	—
Raul Cardona Torres	30		*
Charles I. Cogut	—	—
Pamela Daley	60,018		*
Philip Eykerman	28,000		*
Harry R. Gill	—	—
Stuart R. Grant(3)	—	—
Hans Peter Hasler	9,738		*
William B. Hayes	11,218		*
Rebecca Holland New	—	—
Michael J. Lehmann	—	—
Michel Lagarde(4)	—	—
Paul S. Levy(5)	62,000		*
Michael Lytton(3)	—	—
Jeffrey P. McMullen	21,218		*
James C. Mullen(6)	—	—
Francisco R. Negron(7)	—	—
Gary P. Pisano	11,218		*
Craig E. Schneier	—	—
Eric M. Sherbet	—	—
Stephan B. Tanda	—	—
Lukas Utiger	—	—
Hugh C. Welsh	—	—
Directors and executive officers as a group (23 people)	203,440		*
*	Less than 1%.
(1)	Shares deemed beneficially owned include (i) shares held by immediate family members and (ii) shares that can be acquired through stock options exercisable through March 27, 2017.

(2)	Mr. Agroskin is a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership and is a shareholder and director of JLL Limited. By virtue of his position as a shareholder and director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Agroskin may be deemed to be the beneficial owner of the shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Agroskin disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(3)	Mr. Grant and the estate of Mr. Lytton hold interests in each of the Partnership and certain investment funds which are controlled by JLL Limited, and are the beneficiaries of 591,078 and 516,992, respectively, of our ordinary shares held indirectly by the Partnership and such funds, a portion of which are subject to the forfeiture and vesting provisions set forth in the MEIP. Each of Mr. Grant and the estate of Mr. Lytton disclaim beneficial ownership of the shares held by the Partnership and such funds except to the extent of any pecuniary interest therein.
(4)	Mr. Lagarde is our President and is a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership and is a shareholder and director of JLL Limited. By virtue of his position as a shareholder and director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Lagarde may be deemed to be the beneficial owner of the shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Lagarde disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(5)	Mr. Levy is the Chairman of our Board and a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership. By virtue of his position as a shareholder and managing director of JLL Limited, which controls various investment funds affiliated with JLL, and as a director of the general partner of the Partnership, Mr. Levy may be deemed to be the beneficial owner of the shares held indirectly by JLL Limited, various investment funds affiliated with JLL and the Partnership. Mr. Levy disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The shares reported in the table above are held by Great Point Ventures, LLC (“GPV”). Mr. Levy is the sole manager of GPV, the members of which are certain trusts held for the benefit of family members of Mr. Levy. Mr. Levy disclaims beneficial ownership of the securities held by GPV, except to the extent of his pecuniary interest, if any, in the securities by virtue of his ownership of GPV.
(6)	Mr. Mullen is our Chief Executive Officer and a director of JLL/Delta Patheon GP, Ltd., the general partner of the Partnership. Mr. Mullen also holds interests in each of the Partnership and certain investment funds which are controlled by JLL Limited, and is the beneficiary of 2,615,089 of our ordinary shares held indirectly by the Partnership, which shares are subject to the forfeiture and vesting provisions set forth in the MEIP. Mr. Mullen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(7)	Mr. Negron hold interests in the Partnership and is the beneficiary of 330,169 of our ordinary shares held indirectly by the Partnership, which shares are subject to the forfeiture and vesting provisions set forth in the MEIP. Mr. Negron disclaims beneficial ownership of the shares held indirectly by the Partnership except to the extent of any pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our members of the Board, executive officers and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of ordinary shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange (the “NYSE”). All such persons are required by SEC regulation to furnish us with copies of all such forms that they file and we receive written representations by certain reporting persons with respect to whether a Form 5 was required. To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Forms 3, 4 or 5 were required to be filed by them, we believe that, during the year ended October 31, 2016, our Board, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Compensation

The following executives were our named executive officers for fiscal 2016:

Name	Position
James C. Mullen	Chief Executive Officer
Stuart Grant	Executive Vice President, Chief Financial Officer
Michel Lagarde(1)	President
Francisco Negron	President, Drug Product Services
Michael E. Lytton(2)	Executive Vice President, Corporate Development and Strategy
(1)	Mr. Lagarde was appointed as the Company’s President effective as of May 2, 2016.
(2)	Mr. Lytton died on December 5, 2016.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our executive compensation philosophy, components and policies, including analysis of the compensation earned by our named executive officers for fiscal 2016 as detailed in the accompanying tables.

Compensation decisions for our named executive officers from November 1, 2015 to March 29, 2016 were made by the board of directors and/or Compensation and Human Resources Committee of the Partnership. Compensation decisions for our named executed officers after March 29, 2016 were made by the board of directors and/or Compensation and Human Resources Committee of Patheon N.V., which we formed in connection with our IPO. Unless indicated otherwise, we refer to both compensation committees in this “Executive Compensation” section as the “CHR Committee” and both boards of directors as our “Board.”

Executive Summary

•	Setting Fiscal 2016 Compensation. In making compensation decisions for our executive officers for fiscal 2016, our CHR Committee took into account a number of factors, including (i) the need to attract, retain and motivate talented executives; (ii) our financial performance and achievement of corporate objectives; (iii) the achievement of individual objectives by each executive officer; and (iv) the scope of such executive officer’s role.
•	Elements of Compensation. Consistent with our philosophy that executive compensation should incentivize our executive officers to enhance shareholder value, each of our executive officers is compensated with base salary, short-term cash incentives and long-term incentives, as well as (to a lesser extent) perquisites and personal benefits, retirement benefits and termination and change in control benefits that are commensurate with the executive’s experience and performance and the market rate for the position.
•	Key Compensation Decisions for Fiscal 2016. Our CHR Committee and/or our board of directors made the following key executive compensation decisions for fiscal 2016 with respect to our named executive officers:
•	approval of the Patheon Short Term Incentive Plan for fiscal 2016, or the 2016 Bonus Plan, and payments to our named executive officers thereunder;
•	approval of a salary increase for Mr. Mullen, which was effective as of May 2, 2016;
•	approval of Mr. Lagarde’s terms of employment, which were effective as of May 2, 2016; and
•	approval of the Patheon N.V. 2016 Omnibus Incentive Plan and, in connection with our IPO, the grants of RSUs to Messrs. Mullen, Grant, Negron and Lytton in respect of their interests in the JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan and grants of options and RSUs to Mr. Lagarde.

Compensation Philosophy and Objectives

Our compensation philosophy is based on pay for performance and the market rate of compensation for our executive officers. We reward our executive officers for delivering superior performance that contributes to our long-term success and the creation of shareholder value.

The objectives of our compensation program are to:

•	attract and retain qualified and experienced individuals to serve as executive officers;
•	align the compensation level of each executive officer with the executive officer’s level of responsibility;
•	motivate each executive officer to achieve short and long-term corporate goals;
•	align the interests of executive officers with those of shareholders; and
•	reward executive officers for excellent corporate and individual performance.

Our policy is to pay competitively at all levels of the organization. We believe that a highly skilled, engaged and results-oriented workforce is key to our success and helps ensure quality and reliability to our customers. We believe that our executive compensation program is competitive and allows us to attract and retain top managerial talent.

Process for Determining Executive Compensation

Role of our CHR Committee and Board

Our CHR Committee and board of directors share responsibility for determining executive compensation. Our board of directors’ involvement in the executive compensation process reflects its desire to oversee compensation decisions regarding our executive officers, particularly our Chief Executive Officer. Accordingly, our CHR Committee makes recommendations regarding, and our board of directors approves, the compensation of our Chief Executive Officer, including grants of equity awards. Our CHR Committee is solely responsible for (1) approving our executive compensation policies and programs, the compensation of our executive officers, other than our Chief Executive Officer, (2) establishing and approving payments under our annual cash incentive plan, the grant of equity awards, other than for our Chief Executive Officer, and (3) reporting such decisions to our board of directors. In addition, the CHR Committee:

•	reviews management’s recommendations regarding the hiring, termination, transfer or promotion of senior executives and the terms of any separation agreements with such senior executives; and
•	recommends to our board of directors, from time to time, the amount, determination and payment of remuneration to be paid to the members of our board of directors.

Role of Executive Officers

Other than providing input into their individual performance objectives, neither our Chief Executive Officer nor our other executive officers have any role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations to our CHR Committee regarding the compensation of our other executive officers and provides input regarding executive compensation programs and policies generally.

Role of Compensation Consultants

Our CHR Committee did not utilize the services of an independent compensation consultant in fiscal 2016.

Role of Benchmarking and Comparative Analysis

The Company engaged Mercer to provide compensation data for executives from its global database for companies between $2 billion and $8 billion in revenues. In addition, Mercer assisted the Company in the development of a peer group whose compensation was used to assist the CHR Committee in May 2016 in making compensation decisions regarding Mr. Mullen. The companies in the peer group are:

Perrigo Co. plc	Hologic, Inc.
C.R. Bard, Inc.	Parexel International Corp.
Varian Medical Systems, Inc.	PerkinElmer, Inc.
Waters Corp.	Teleflex Inc.
Catalent, Inc.	Bruker Corp.
The Cooper Companies Inc.	Steris Corp.
PRA Health Sciences, Inc.	West Pharmaceuticals Services, Inc.
Charles River Laboratories International, Inc.

The CHR Committee did not target a specific percentile for the components of executive compensation from the global database or the peer group, but considered the Mercer data as one of several factors in making executive compensation decisions.

Say-on-Pay Vote

The CHR Committee will consider shareholder input, including the advisory “say-on-pay” vote, as it evaluates the design of our executive compensation program. As a newly publicly-traded company as of July 21, 2016, the first say-on-pay vote will be held at the Annual Meeting.

Elements of Compensation

Our overall executive compensation program includes the following major elements:

Element	Form	Performance Period	Determination
Base Salary	Cash	One year	Periodically reviewed against market and further adjusted based on individual experience and performance

Short-Term Incentives	Annual Cash Incentive Bonus	One year	Subject to our performance against pre-determined corporate objectives, individual achievement of personal performance objectives and the discretion of our CHR Committee

Long-Term Incentives	Options/RSUs	Vesting of restricted share units issued in respect of MEIP interests mirror the time-vesting provisions of the MEIP interests and settle based on the price per share at an Exit Event	RSUs (MEIP): Based on price per share at Exit Event assuming the participant remains employed by us at such time

		Restricted share units issued to Mr. Lagarde vest over three years and options issued to Mr. Lagarde vest in three installments based on the achievement of certain EBITDA targets	RSUs (Lagarde): Based on price per share at vesting date Options (Lagarde): Based on achievement of EBITDA

Element	Form	Performance Period	Determination
Perquisites	Relocation expenses and incentives; automobile, education and executive allowances; enhanced medical, dental, life insurance and disability benefits	Provided in connection with executive benefit plans, recruitment and retention programs	Based on individually negotiated terms of employment or as introduced from time to time to enhance executive retention

Broad-Based Benefits	Health, dental, retirement, life insurance and disability	Ongoing	Consistent with the broad-based benefits offered by other multinational organizations

Termination/ Change in Control Benefits	Compensation in connection with certain terminations of employment and change in control	Provided in connection with specified events	Based on individually negotiated terms of employment or as introduced from time to time by our CHR Committee to enhance executive retention

Factors Considered in Making Individual Pay Decisions

Compensation Elements

At this time, we do not target a specific mix of executive compensation by allocating total compensation between cash and noncash pay, between current and long-term pay or among different types of long-term incentive awards, other than setting annual cash bonus targets as a percentage of annual salary. The profile of our executive compensation is driven by decisions made for each component of pay separately, which we intend to be appropriately competitive, as well as the impact of our decisions on total compensation. However, consistent with our compensation philosophy, our CHR Committee believes that a significant portion of each named executive officer’s compensation should be at risk.

Role of Company and Individual Performance

Our compensation philosophy is based on pay for performance. We reward our executive officers for delivering superior performance that contributes to our long-term success and the creation of shareholder value. In measuring such performance, we consider the achievement of both corporate and individual goals.

We reward significant contributions by our executive officers through salary increases, payments under our annual cash incentive plans and through long-term equity awards. In particular, our 2016 Bonus Plan was designed to focus our executive officers on the achievement of both corporate and individual performance objectives. The corporate performance objectives under our 2016 Bonus Plan were recommended to our CHR Committee by our Chief Executive Officer and approved by our CHR Committee.

The individual performance objectives under our 2016 Bonus Plan were determined by our CHR Committee in consultation with our Chief Executive Officer (other than with respect to himself). Our Chief Executive Officer submitted individual performance objectives for our executive officers (who themselves had input into the determination of their individual objectives) to our CHR Committee. Our CHR Committee reviewed the submitted individual performance objectives and approved them with any such changes as it believed appropriate. Our CHR Committee recommended, and our board of directors approved, the individual performance objectives for our Chief Executive Officer.

Internal Pay Equity

We consider internal pay equity when setting compensation for our executive officers. We review compensation levels to ensure that appropriate equity exists between our Chief Executive Officer and our other executive officers, as well as among our executive officers (other than the Chief Executive Officer). Differences in compensation among our named executive officers are attributable to differences in levels of experience, performance, scope of position and market demand for executive talent.

Fixed Compensation – Base Salary

Overview

Base salary is intended to reflect the skills, competencies, experience, scope of position and performance of each named executive officer. Base salary levels also are targeted to be comparable to salaries offered for positions involving similar responsibilities and complexity at other companies. Competitive base salaries enable us to attract and retain qualified individuals to serve as named executive officers. Base salary also aligns the compensation level of each named executive officer to his level of responsibility. Base salaries are adjusted annually where appropriate based on levels of responsibility and sustained performance. Base salary is linked to other elements of compensation such as the annual cash incentive bonus, certain retirement plan benefits and termination and change in control benefits.

Fiscal 2016 Base Salaries

The key salary decisions made during fiscal 2016 for our named executive officers were as follows:

•	James Mullen. Our board of directors approved an increase in Mr. Mullen’s salary from $900,000 to $1,100,000, effective May 2, 2016 in light of the following factors:
•	Mr. Mullen’s annual base salary has not been increased since joining Patheon in 2011 and, during that time, the Company has realized significant growth and improvement in financial and operating performance;
•	The increase provides for appropriate pay equity between Mr. Mullen and Mr. Lagarde; and
•	Setting Mr. Mullen’s annual base salary at $1,100,000 would place his salary at approximately the 75th percentile for both the Mercer global database and the peer group, which the Board felt was appropriate in light of Mr. Mullen’s performance and the Company’s performance during his tenure relative to the Company’s peers.
•	Michel Lagarde. In connection with his appointment as our President, the CHR Committee approved an annual base salary for Mr. Lagarde of $750,000 and annual short-term incentive target of 100%, both of which were between the median and 75th percentile of the Mercer global database.

Variable Compensation – Short-Term and Long-Term Incentives

The variable elements of our compensation include short-term incentives in the form of the opportunity for an annual cash incentive bonus and long-term incentives in the form of restricted stock units (and stock options for Mr. Lagarde). The level of variable compensation offered to our named executive officers is determined, in part, based on an overall assessment of our business performance, including achievement against stated corporate objectives.

Short-Term Incentive – Cash Incentive Bonuses

Overview

Under our 2016 Bonus Plan, our named executive officers and other members of our senior management may receive cash incentive bonuses based on certain performance criteria, subject to certain prescribed limits. The annual cash incentive bonus is intended to motivate our named executive officers to achieve short-term corporate and individual goals and to ultimately reward them for excellent corporate and individual performance. For fiscal 2016, payments to our named executive officers and other members of senior management were made under the 2016 Bonus Plan, based on the achievement of certain corporate and individual objectives established by our CHR Committee and Chief Executive Officer. Additional bonus payments were made to named executive officers and other members of senior management in the discretion of our CHR Committee.

2016 Bonus Plan Opportunity

Target awards under our 2016 Bonus Plan are set forth in each named executive officer’s employment agreement, subject to adjustment by our board of directors and/or the CHR Committee. For fiscal 2016, Messrs. Mullen, Lagarde, Grant, Negron and Lytton had a target bonus of 100%, 100%, 60%, 60% and 50%, respectively, which are percentages of base salary.

Our CHR Committee approved the various weights allocated to the different financial performance objectives under our 2016 Bonus Plan to incentivize contributions by our named executive officers to our overall corporate performance. In addition, our CHR Committee determined that part of the bonus opportunity should be based on the achievement of individual objectives to focus our named executive officers to execute on projects without an immediately quantifiable financial impact but that would contribute to both our short-term and long-term success.

Financial Objectives

Corporate Adjusted EBITDA comprised 50% of the corporate objectives for our named executive officers and is defined in our 2016 Bonus Plan. Corporate Adjusted EBITDA means Adjusted EBITDA (defined below), with additional adjustments for foreign currency exchange differences versus budgeted exchange rates and other one-time, non-operating gains or losses at the discretion of management. Adjusted EBITDA is net income (loss) from continuing operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition and integration costs (including certain product returns and inventory write-offs recorded in gross profit), gains and losses on sale of capital assets, income taxes, asset impairment charges, depreciation and amortization, stock-based compensation expense, certain consulting costs, purchase accounting adjustments, acquisition-related litigation expenses and other income and expenses. A reconciliation of Adjusted EBITDA to its most comparable U.S. GAAP measure is set forth in our Report on Form 10-K for the year ended October 31, 2016.

Corporate Net Free Cash Flow comprised 25% of the corporate objectives for our named executive officers and is defined in our 2016 Bonus Plan as cash flow from operations minus capital spending.

Corporate Revenue comprised 25% of the corporate objectives for our named executive officers and is defined in our 2016 Bonus Plan as being determined under U.S. GAAP.

Under the 2016 Bonus Plan, the payout with respect to achievement of any one corporate objective was not conditioned on the achievement of any other corporate objective. Under our 2016 Bonus Plan, if we did not meet the threshold performance of 90% of target for Corporate Adjusted EBITDA or Corporate Net Free Cash Flow, or 96% of Corporate Revenue, there would be no payout to our named executive officers under the plan for the applicable objective. If performance were to fall between threshold and target or between target and maximum for a particular objective, payout factors would be interpolated on a straight-line basis for such objective.

In setting the financial targets under our 2016 Bonus Plan, our CHR Committee focused on establishing targets for which attainment was not assured and which would require significant effort on the part of our named executive officers. For fiscal 2016, target Corporate Adjusted EBITDA, Corporate Net Free Cash Flow and Corporate Revenue were based on our 2016 budget.

The following table shows the payout percentages related to the achievement of each of our corporate goals under our 2016 Bonus Plan:

	Corporate Adjusted EBITDA Goal (millions of $)	Performance (% of Target)	Payout Factor	Payout (% of Target Bonus)
Threshold	431.8	90%	0.5x	50%
Target	479.8	100%	1.0x	100%
Maximum	575.8	120%	1.5x	150%
	Corporate Net Free Cash Flow Goal (millions of $)	Performance (% of Target)	Payout Factor	Payout (% of Target Bonus)
Threshold	148.5	90%	0.5x	50%
Target	165.0	100%	1.0x	100%
Maximum	206.3	125%	1.5x	150%
	Corporate Revenue Goal (millions of $)	Performance (% of Target)	Payout Factor	Payout (% of Target Bonus)
Threshold	1,887.1	96%	0.5x	50%
Target	1,965.7	100%	1.0x	100%
Maximum	2,064.0	105%	2.0x	200%

Individual Objectives

In addition to corporate and/or financial objectives, a component of each named executive officer’s bonus eligibility was based on the achievement of individual objectives. At the end of fiscal 2016, the Chief Executive Officer discussed with each then-employed named executive officer his achievement of individual objectives and assigned a performance rating. The CHR Committee discussed with the Chief Executive Officer his achievement of his individual objectives and recommended a performance rating to our board of directors for approval. Under the 2016 Bonus Plan, the named executive officer’s bonus eligibility is based on the achievement of the financial objectives and a multiplier for his performance rating as follows, with a maximum possible payout under the 2016 Bonus Plan of 200% of the executive’s target amount:

Rating	Description	Pay for Performance Multiplier
1	Not Acceptable	0
2	Sometimes Meets Expectations	0-0.5
3	Meets Expectations	0.75-1.25
4	Exceeds Expectations	1.0-1.50
5	Outstanding	1.25-1.75

Individual objectives for our named executive officers included individual performance goals specific to such individual or his area of responsibility. Individual goals included timely achievement of certain strategic and financial goals, functional financial and budget goals, design and implementation of productivity measures, quality and compliance results, and development of new business opportunities.

2016 Bonus Plan Results

The following table shows the percentage of achievement of the financial objectives applicable to our named executive officers eligible for a bonus for fiscal 2016:

(in millions of $ unless otherwise noted) Financial Objective	Target	Actual	Achievement (%)
Corporate Adjusted EBITDA	479.8	409.6	85.4%
Corporate Net Free Cash Flow	165.0	50.0	30.3%
Corporate Revenue	1,965.7	1,906.5	97.0%

Based on the relative weights allocated to our corporate objectives and the level of achievement of those objectives for fiscal 2016, our named executive officers were eligible to receive payouts under the 2016 Bonus Plan of 16% before consideration of achievement of individual objectives.

In addition, the CHR Committee, and in the case of Mr. Mullen, the Board, approved additional discretionary bonus payments to each of our named executive officers. The discretionary bonus payments, together with the 16% payments earned under the 2016 Bonus Plan, equal the amounts set forth below under the heading “2016 Bonus Plan Paid.”

The CHR Committee, and in the case of Mr. Mullen, the Board, considered the following factors in approving the discretionary bonus payments:

•	The successful execution of the remediation plan at the Company’s Ferentino, Italy facility, which resulted in a favorable resolution with the FDA in March 2016;
•	Annual revenue and EBITDA growth of 5% despite the significant cost and effort required to execute the Ferentino remediation plan; and
•	The successful completion of the Company’s initial public offering in July 2016 as well as a 33% increase in the price of the Company’s ordinary shares in its first five months as a public company.

The Board approved a higher percentage discretionary award to Mr. Mullen due to the factors described above as well as his leadership in the successful transition of Mr. Lagarde into the Company and the CHR Committee awarded a slightly higher percentage discretionary award to Mr. Negron due to his leadership in the successful FDA remediation plan at the Ferentino facility.

The bonuses awarded to our named executive officers were as follows:

Name	Target Bonus	Target Fiscal 2016 Bonus ($)	2016 Bonus Plan Paid ($)	Total Bonus Paid (% of Target)
James C. Mullen(1)	100%	996,154	600,000	60.2%
Stuart Grant	60%	285,000	100,000	35.1%
Michel Lagarde(2)	100%	360,577	360,577	100.0%
Francisco Negron	60%	259,292	130,000	50.1%
Michael E. Lytton(3)	50%	225,000	100,000	44.4%
(1)	Mr. Mullen’s target bonus was pro-rated based on his change in base salary which was effective on May 2, 2016.
(2)	Per his employment agreement, Mr. Lagarde’s target bonus was fixed for 2016 at target, pro-rated based on his employment commencement date of May 2, 2016.
(3)	Mr. Lytton’s death on December 5, 2016 occurred after the end of the performance period for fiscal year 2016.

Long-Term Incentives

Overview

Long-term incentives are intended to motivate our named executive officers to achieve long-term corporate goals and to ultimately reward them for excellent corporate performance. Long-term incentives do not influence any other element of compensation.

JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan (“MEIP”)

Prior to the IPO, eligible participants were provided an opportunity to receive grants of profits interests of the Partnership designated as management units, or Units, representing the right to participate in a pool of up to 10% of the appreciation in value of the Partnership. The percentage of the appreciation in value that is included in the pool is determined based on returns to JLL on its invested capital as follows:

Units	Return on Invested Capital Threshold	Percentage of Appreciation in Value of Partnership
Class B	Benchmark Amount (discussed below)	7%
Class C	2.0x Invested Capital	1%
Class D	2.5x Invested Capital	1%
Class E	3.0x Invested Capital	1%

The Benchmark Amount for any Unit is intended to equal the fair market value of the capital invested in the Partnership as of the date of grant of such Unit.

Class C Units, Class D Units and Class E Units are entitled to distributions upon achievement of the relevant Return on Invested Capital Thresholds (listed in the above chart).

Forfeiture restrictions with respect to 71% of the Class B Units lapse in equal installments on the first, second, third and fourth anniversaries of the date of grant. Forfeiture restrictions with respect to the remaining Class B Units lapse upon a qualifying exit event (defined below). Forfeiture restrictions on the Class C Units, Class D Units and Class E Units lapse when the return of capital thresholds applicable to such Units is satisfied or, if a qualifying exit event has not occurred prior to the fifth anniversary of an IPO, when the market value of the publicly traded securities would result in the satisfaction of the return of capital applicable to such Units. In all events, the lapse of forfeiture restrictions are contingent upon the participant’s continuing employment as of the date such restrictions would otherwise lapse.

As a result of the IPO and the distribution of our ordinary shares to limited partners of the Partnership, the return on invested capital thresholds applicable to the MEIP awards and each individual holder’s benchmark amount with respect to such awards was satisfied and the forfeiture restrictions on the Class C Units, Class D Units and Class E Units lapsed. Because a qualifying exit event has not yet occurred, the award holders are not entitled to transfer the ordinary shares allocable to them in respect of their MEIP awards. Following completion of the IPO, the ordinary shares distributable to the award holders were retained by the Partnership for the benefit of such holders until a qualifying exit event occurs or until award holders are otherwise permitted to transfer such interests in accordance with the terms of the partnership agreement, at which time award holders will receive their allocable distribution of the ordinary shares held by the Partnership.

A qualifying exit event under the MEIP is the earlier of (i) a change of control, as defined under the MEIP, and (ii) in connection with or following the IPO, the sale or disposition by JLL and its affiliates of equity securities such that, immediately following such sale or disposition, either (A) JLL and its affiliates own less than 20% of our outstanding equity securities on a fully-diluted basis or (B) JLL and its affiliates have received aggregate distributions equal to or in excess of 250% of its invested capital.

A change of control under the MEIP is generally (i) the sale of all or substantially all of the assets of the Partnership other than to JLL or DSM or their respective affiliates, (ii) a merger, consolidation, recapitalization or other reorganization by the Partnership or a sale or distribution of equity securities or voting power, in each case, that results in any person other than or DSM owning more than 50% of the outstanding equity securities or voting power of the Partnership or (iii) a liquidation or dissolution of the Partnership.

As a result of the IPO and the adoption of the 2016 Plan, the Partnership no longer grants awards under the MEIP. Because the ordinary shares owned beneficially by JLL and DSM were distributed to those holders earlier than was initially anticipated (and prior to the occurrence of an Exit Event), the MEIP awards do not benefit from appreciation of the shares that are held by JLL and DSM as of the IPO. As such, we made one-time grants of equity awards to our named executive officers under the 2016 Plan (discussed below) in the form of restricted stock units, or RSUs, in order to address the potential additional appreciation the existing MEIP awards could have generated if we had not completed the IPO. Generally, the RSUs vest ratably over four years starting from the date the original MEIP award was granted by the Partnership and will settle in ordinary shares on an exit event based on the attainment of an ordinary share price target. For purposes of these RSUs, “exit event” shares the definition used in the MEIP, as described above. The table below summarizes the number of MEIP-replacement RSUs granted to each named executive officer.

Name	Number of MEIP-replacement RSUs Granted
James C. Mullen	906,858
Stuart Grant	196,485
Michel Lagarde	—
Francisco Negron	261,322
Michael E. Lytton	227,201

Patheon N.V. 2016 Omnibus Incentive Plan (“2016 Plan”)

In connection with the IPO, we adopted the 2016 Plan pursuant to which the CHR Committee has discretion to grant options, share appreciation rights, restricted shares, RSUs, share bonuses, other share-based awards and cash awards to selected participants. The CHR Committee granted the MEIP-replacement RSUs under the 2016 Plan as described above.

In addition, in connection with the IPO and as required under his employment agreement, in July 2016 Mr. Lagarde received an award of (i) 238,095 restricted share units that vest ratably over the first, second and third anniversaries of the date of grant and (ii) 714,286 options to purchase our ordinary shares at an exercise price of $21.00 per share, the initial public offering price of our ordinary shares. The options vest in one-third installments upon the achievement by the Company of Consolidated EBITDA, as defined under our credit agreement, of $700 million, $850 million and $1,000 million, respectively. In order for the options to vest, the Consolidated EBITDA targets must be achieved within seven years of the date of grant.

In the aggregate, the award of restricted share units and options to Mr. Lagarde had a value as of the date of grant of approximately $10 million. In approving the award, the CHR Committee considered the fact that sign-on awards are typically only time-vested and do not include a performance component and that achievement of the Consolidated EBITDA targets included in the option agreement would result in significant value to shareholders.

Perquisites and Personal Benefits

We provide certain perquisites and personal benefits to recruit and retain our named executive officers. The level of perquisites and personal benefits provided to our named executive officers does not influence any other element of compensation.

Our group benefits are intended to provide competitive and adequate protection in case of sickness, disability or death. We offer health, dental, pension or retirement, life insurance and disability programs to all of our employees on the same basis. In addition, our named executive officers receive certain enhanced benefits for medical, dental, vision, life insurance and disability, including premium waivers and enhanced coverage.

In addition to enhanced health, life insurance and related benefits, during fiscal 2016, certain of our named executive officers received automobile allowances or the use of a company car, and certain of our named executive officers received relocation benefits and incentives (and related tax gross-ups) to offset the cost of their relocation to our U.S. headquarters.

Benefits Relating to Termination and Change in Control

Our named executive officers are covered by termination and change in control provisions in their employment agreements. The events that trigger payment under these arrangements were determined through the negotiation of the applicable employment agreement. See “Employment Agreements.”

In addition, in the event of a change of control under the MEIP, 29% of the Class B Units will vest, and any remaining unvested Class B Units subject to time-based vesting will automatically vest. The Class C Units, Class D Units and Class E Units were deemed to have vested in connection with the IPO.

Pursuant to the terms of the MEIP-replacement RSU award agreements, the RSUs will vest and settle upon the occurrence of an exit event (as described above) based on the attainment of an ordinary share price target.

With respect to Mr. Lagarde’s outstanding equity under the 2016 Plan, in the event of a change in control (as defined under the 2016 Plan) and a qualifying termination of his employment, his options and RSUs will become fully vested and all performance goals will be deemed to be met at target.

Risk Management

Our CHR Committee and our board of directors endeavor to design our compensation programs to help ensure that these programs do not encourage our executive officers to take unnecessary and excessive risks that could harm our long-term value. We believe that the following components of our executive compensation program, which are discussed more fully above, discourage our executive officers from taking unnecessary or excessive risks:

•	Base salaries and personal benefits are sufficiently competitive and not subject to performance risk.
•	The vesting terms of our long-term incentive awards are designed to better align our executives’ interests with the long-term interests of our shareholders.
•	Corporate and individual performance objectives for our executive officers are generally designed to be achievable with sustained and focused effort.
•	Minimum thresholds apply to all components of our annual incentive plans for both (i) the funding of the plans and (ii) payout levels of performance objectives, including individual performance objectives.
•	Our annual incentive plans are, subject to applicable regulations, discretionary, and we have documented our reserved right to amend or discontinue our incentive plans at any time with or without notice.
•	In order for an employee to receive a payout under one of our annual incentive plans, he or she must be employed at the time of payout, unless our CHR Committee determines otherwise.
•	In order for an employee to be an eligible participant in one of our annual incentive plans, he or she must have completed at least three months of active employment with us prior to the applicable fiscal year’s end.

Compensation Program Risk Assessment

We have conducted a risk assessment of our compensation policies and practices for all of our employees (not just our executive officers). Based on this review, we concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. Our risk assessment included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to our strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout (e.g., short-term and long-term incentive programs), with the ability of a participant to directly affect payout and the controls on participant action and payout. As part of our review, we specifically noted the following factors that reduce the likelihood that excessive risk taking would have a material adverse effect on us: (i) a strong internal control structure, including business, legal and finance review of our customer contracts prior to entry into such contracts; (ii) payment to our employees of competitive base salaries and benefits that are not subject to performance risk; and (iii) a mix between cash and noncash and short-term and long-term compensation.

Tax and Accounting Considerations

Tax and accounting considerations generally do not have a material impact on our compensation decisions. However, our CHR Committee does consider the accounting and cash flow implications of various forms of executive compensation.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that a public company may deduct for corporate income tax purposes in any one year with respect to its named executive officers (other than the chief financial officer). As a privately-held company, Section 162(m) did not apply to us. Going forward, following expiration of the Section 162(m) transition period, the CHR Committee will use its judgment to authorize compensation payments that may be subject to the limit when the CHR Committee believes that such payments are appropriate, in order to maintain flexibility in compensating our executives.

In our consolidated financial statements, we record salaries and bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require us to record an expense in our consolidated financial statements for the portion of the Class B Units of the MEIP Awards for which forfeiture restrictions lapsed based on the participant’s service over a four-year period. Our CHR Committee believes that the many advantages of equity compensation more than compensate for the non-cash accounting expense associated with it.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(5)	Total ($)
James C. Mullen	2016	996,154	444,351	7,626,676	—	155,649	25,149	9,247,979
Chief Executive Officer	2015	900,000	—	—	—	1,050,000	23,404	1,973,404
	2014	934,615	—	20,182,920	—	1,012,500	22,970	22,153,005

Stuart Grant	2016	475,000	55,469	1,652,439	—	44,531	26,271	2,253,710
Executive Vice President, Chief Financial Officer	2015	475,000	—	—	—	325,000	23,645	823,645
	2014	463,846	—	4,372,966	—	225,000	21,094	5,082,906

Michel Lagarde President	2016	360,577	360,577	4,999,995	5,921,431		514,008	12,156,588

Francisco Negron President, Drug Product Services	2016	432,154	89,486	2,197,718	—	40,514	48,546	2,808,418

Michael E. Lytton	2016	450,000	64,844	1,910,760	—	35,156	39,474	2,500,234
Executive Vice President, Corporate Development and Strategy	2015	444,230	—	1,092,950	—	250,000	33,419	1,820,599
	2014	415,385	—	2,691,056	—	220,000	32,717	3,359,158
(1)	We have entered into employment agreements with each of our named executive officers that set an initial base salary at the time of hire. Thereafter, base salary for our Chief Executive Officer is determined by our board of directors, and base salary for our other executive officers is approved by our CHR Committee. See “—Compensation discussion and analysis—Fixed compensation—base salary.” Amounts are based on base salaries as described above, but reflect the fact that fiscal 2014 included 27 pay periods based on our bi-weekly pay cycle. In addition, Mr. Lagarde’s salary was pro-rated based on his employment commencement date of May 2, 2016, and Mr. Mullen’s salary was prorated based on his change in base salary which was effective on May 2, 2016.
(2)	The amount shown in this column represents the bonus paid to Mr. Lagarde, fixed at target and pro-rated based on his employment commencement date of May 2, 2016 pursuant to his employment agreement. For each of our other named executive officers who received awards based on the achievement of corporate and individual objectives, the CHR Committee approved additional discretionary payments, as reflected in this column. See “Variable compensation – short-term and long-term incentives- 2016 Bonus Plan results”
(3)	The amounts shown in this column do not reflect compensation actually received by the named executive officers, but instead represent the aggregate grant date fair value of RSUs granted during fiscal 2016, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (ASC Topic 718). These award values have been determined based on certain assumptions. The assumptions related to the RSUs are described in the Note [11] to our consolidated audited financial statements included in our Report on Form 10-K for the year ended October 31, 2016.
(4)	The amount shown in this column represents the grant date fair value, calculated in accordance with ASC Topic 718, of stock options granted to Mr. Lagarde under the 2016 Plan. See “Variable compensation – short-term and long-term incentives—Patheon N.V. Omnibus Incentive Plan (“2016 Plan”).”
(5)	The amounts shown in this column for each of our named executive officers represent bonuses paid under our 2016 Bonus Plan. See “Variable compensation – short-term and long-term incentives—Cash incentive bonuses.”
(6)	The amounts shown in this column represent company matching contributions to the 401(k) retirement plan, the cost of supplemental health and insurance benefits, life insurance premiums, the cost of an automobile allowance, tax gross-ups, relocation and special life insurance benefits. Details are provided below in “—All other compensation table.”

All Other Compensation Table

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for fiscal 2016.

Name	Benefit Plan Contributions ($)(1)	Cost of Supplemental Health and Insurance Benefits and Life Insurance ($)(2)	Cost of Automobile Allowance ($)(3)	Tax Gross-Ups ($)(4)	Relocation ($)(5)	Special Life Insurance Benefit ($)(6)	Total ($)
James C. Mullen	—	23,453	—	1,696	—	—	25,149
Stuart Grant	—	24,575	—	1,696	—	—	26,271
Michel Lagarde	1,731	2,373	—	165,464	294,440	50,000	514,008
Francisco Negron	11,925	20,525	14,400	1,696	—	—	48,546
Michael E. Lytton	11,925	25,853	—	1,696	—	—	39,474
(1)	The amounts in this column reflect matching contributions to Messrs. Lagarde’s, Negron’s and Lytton’s 401(k) retirement plan accounts.
(2)	The amounts in this column represent the incremental dollar value of life insurance, medical, vision, dental, and long-term disability insurance premiums paid by us on behalf of our named executive officers in fiscal 2016 above the amounts generally available to all employees, as well as supplemental health benefits, including enhanced medical benefits paid for the benefit of our named executive officers. Some of these amounts are taxable benefits, which are “grossed-up” based on the individual’s applicable tax rate.
(3)	Mr. Negron receives a car allowance to pay for automobile-related expenses. The amounts in this column reflect the cost of such allowances.
(4)	The amounts in this column represent tax gross-ups paid to our named executive officers in connection with health benefits provided to them. In addition, Mr. Lagarde received a tax gross up in respect of his relocation reimbursement.
(5)	In accordance with his employment agreement, we agreed to reimburse Mr. Lagarde for expenses of relocating to the Framingham, Massachusetts area.
(6)	Mr. Lagarde receives an annual benefit of up to $50,000 for the first three years of the term of his employment agreement to be used to purchase life insurance for the benefit of his family and/or estate.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

The following table provides information about equity awards and non-equity incentive plan awards granted to our named executive officers in fiscal 2016. All awards were granted under our 2016 Plan. Estimated possible payouts under non-equity incentive plan awards were based on our 2016 Bonus Plan. Our performance measures and financial results are discussed more fully in “—Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold (50%) ($)(1)	Target (100%) ($)	Maximum (200%) ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock Awards ($)(2)
James C. Mullen	7/20/2016	(3)	498,077	996,154	1,992,308	—	906,858	—		7,626,676
						—		—
Stuart Grant	7/20/2016	(3)	142,500	285,000	570,000	—	196,485	—		1,652,439
						—		—
Michel Lagarde	7/20/2016	(4)				—	238,095	—		4,999,995
	7/20/2016	(5)	180,289	360,577	721,154	—	714,286	—	21.00	5,921,431

Francisco Negron	7/20/2016	(3)	129,646	259,292	518,584	—	261,322	—		2,197,718

Michael E. Lytton	7/20/2016	(3)	112,500	225,000	450,000	—	227,201	—		1,910,760
(1)	There is no minimum amount payable under the 2016 Bonus Plan. No payout is earned with respect to a particular performance objective if we fail to achieve the threshold level of performance with respect to such objective. In addition, even if we meet minimum corporate financial metrics, the incentive payments under the 2016 Bonus Plan are subject to the individual executive’s personal performance multiplier, which could be 0% for a rating of less than “Meets Expectations.” The threshold amount is 50% of the target amount shown, and the amount shown in the threshold column represents the amount payable under the 2016 Bonus Plan if the threshold levels are met for each corporate performance measure and a 1.0 personal performance multiplier is applied. The amounts in the target column represent the amounts payable under the 2016 Bonus Plan if we meet 100% of each of the three target corporate financial performance measures and a 1.0 personal performance multiplier is applied. The maximum amount payable under the 2016 Bonus Plan is 200% of the executive’s target amount.
(2)	These dollar amounts do not represent compensation actually received in fiscal 2016. Instead, the amounts reflect the aggregate grant-date fair value of awards received in fiscal 2016, computed in accordance with ASC Topic 718.
(3)	MEIP-replacement RSUs are discussed in “Variable compensation – short-term and long-term incentives—Long–term incentives—JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan (“MEIP”).”
(4)	RSUs granted to Mr. Lagarde in connection with the IPO are discussed in “Variable compensation – short-term and long-term incentives—Long–term incentives—Patheon N.V. 2016 Omnibus Incentive Plan (“2016 Plan”).”
(5)	Options granted to Mr. Lagarde in connection with the IPO are discussed in “Variable compensation – short-term and long-term incentives—Long–term incentives—Patheon N.V. 2016 Omnibus Incentive Plan (“2016 Plan”).”

OUTSTANDING EQUITY AWARDS AS OF OCTOBER 31, 2016

The following table shows the grant date, vesting schedule, and expiration date for all unvested stock options and stock awards as of the fiscal year ended October 31, 2016.

Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(k)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
James C. Mullen	07/20/2016	—	—	—	—	—	—	—	906,858	(2)	23,025,125
Stuart Grant	07/20/2016	—	—	—	—	—	—	—	196,485	(2)	4,988,754
Michel Lagarde	07/20/2016	—	714,286 (3)	—	21.00	7/20/2026	—	—	238,095	(4)	6,045,232
Francisco Negron	07/20/2016	—	—	—	—	—	—	—	261,322	(2)	6,634,966
Michael E. Lytton	07/20/2016	—	—	—	—	—	—	—	227,201	(2)	5,768,633
(1)	Value calculated by multiplying the number of unvested units by the closing price of $25.39 per share on October 31, 2016.
(2)	The MEIP-replacement RSUs are subject to time-based vesting conditions over four years starting from the date the underlying MEIP award was granted by the Partnership (the “MEIP grant date”) and will settle in ordinary shares of the Company upon the occurrence of an exit event, based on the price per ordinary share as of such exit event. “Variable compensation – short-term and long-term incentives—Long–term incentives—JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan (“MEIP”).” The MEIP grant dates for each named executive officer are as follows: Mr. Mullen – June 24, 2014; Mr. Grant – June 24, 2014; Mr. Negron – June 24, 2014, December 11, 2014 and October 12, 2015; and Mr. Lytton – June 24, 2014 and December 11, 2014.
(3)	All stock option grants have a 10-year term and vest in one-third installments upon achievement of certain financial performance milestones, as set forth in Mr. Lagarde’s employment agreement. See “Variable compensation – short-term and long-term incentives—Long–term incentives—Patheon N.V. 2016 Omnibus Incentive Plan (“2016 Plan”).”
(4)	Represents restricted share units vesting ratably over the first, second and third anniversaries of the date of grant. See “Variable compensation – short-term and long-term incentives—Long–term incentives—Patheon N.V. 2016 Omnibus Incentive Plan (“2016 Plan”).”

OPTIONS EXERCISES AND STOCK VESTED TABLE - 2016

The named executive officers did not exercise any stock options and none of the restricted stock awards held by named executive officers vested during fiscal 2016.

Pension Benefits for Fiscal 2016

None of the named executive officers participated in pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2016

None of the named executive officers are participants in nonqualified deferred compensation plans.

Termination and Change in Control Benefits

The following contracts, agreements, plans and arrangements provide for payments to the applicable named executive officers at, following or in connection with either (i) certain terminations of employment or (ii) a change in control of our Company.

   Equity Awards - Treatment Upon a Change in Control

In the event of a change of control under the MEIP, 29% of the Class B Units will vest and the remaining Class B Units that are subject to time-based vesting will automatically vest. The Class C Units, Class D Units and Class E Units were deemed to have vested in connection with the IPO.

A change of control under the MEIP is generally (i) the sale of all or substantially all of the assets of the Partnership other than to JLL or DSM or their respective affiliates, (ii) a merger, consolidation, recapitalization or other reorganization by the Partnership or a sale or distribution of equity securities or voting power, in each case, that results in any person other than JLL or DSM owning more than 50% of the outstanding equity securities or voting power of the Partnership, or (iii) a liquidation or dissolution of the Partnership.

Pursuant to the terms of the MEIP-replacement RSU award agreements, the RSUs will vest and settle upon the occurrence of an exit event based on the attainment of an ordinary share price target. For purposes of these awards, an “exit event” will occur upon a change in control as defined under the MEIP, which is described in the preceding paragraph. For additional discussion of “exit event” and “change in control” see “Variable compensation – short-term and long-term incentives—Long–term incentives—JLL/Delta Patheon Holdings, L.P. 2014 Management Equity Incentive Plan (“MEIP”).”

Under the 2016 Plan, unless otherwise determined by the plan administrator and set forth in an award agreement, in the event that (i) a “change in control” occurs and outstanding awards are substituted or assumed in connection with the change in control, and a participant’s employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for “good reason” (as defined in any individual employment or severance agreement with the participant) within 12 months following the change in control, or (ii) a change in control occurs and outstanding awards are not substituted or assumed, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and (c) any performance goals imposed with respect to awards will be deemed to be achieved at target levels.

Under the 2016 Plan, “change in control” generally means (i) a person or entity (other than JLL, DSM or their respective affiliates) becomes the beneficial owner of 50% or more of the Company’s voting power; (ii) an unapproved change in the majority membership of the board of directors; (iii) a merger, amalgamation or consolidation of the Company or any of its subsidiaries, other than (A) a merger, amalgamation or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and the Company’s board of directors immediately prior to the merger, amalgamation or consolidation continuing to represent a majority of the board of directors of the surviving entity or its parent or (B) a merger, amalgamation or consolidation affected to implement a recapitalization in which no person is or becomes the owner of the Company’s voting securities representing 50% or more of the Company’s combined voting power; or (iv) shareholder approval of a plan of complete liquidation or dissolution of the Company, or the consummation of an agreement for the sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or a sale or disposition to an entity controlled by the board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which shareholders of the Company immediately prior thereto hold the same proportionate equity interest in the entity which owns all or substantially all of the assets of the Company immediately thereafter.

   Equity Awards - Treatment Upon a Qualifying Termination

Upon termination of an executive officer’s employment for any reason other than by the Company for Cause, any MEIP-replacement awards that remain subject to time-based forfeiture provisions as of the date of termination of employment will be forfeited as of such date. If such termination of employment occurs after the first six months of the year following the applicable vesting date, the time-based forfeiture provisions in respect of the next tranche of MEIP-replacement awards will be deemed to have lapsed and the executive officer will remain entitled to receive shares in respect of such portion of his RSUs upon the occurrence of an exit event.

Under the 2016 Plan, Mr. Lagarde is entitled to accelerated vesting of a portion of his stock options and RSUs upon a qualifying termination, which is a termination due to death or disability, termination by the Company without Cause or resignation by Mr. Lagarde for Good Reason. Upon a qualifying termination, Mr. Lagarde will vest in (i) the next tranche of his stock options if the Consolidated EBITDA target is determined to be achieved within six months following such termination of employment (and any such stock options will remain exercisable for one year) and (ii) the next tranche of unvested RSUs on a pro-rated basis. The RSUs are prorated based on the number of full months during the one-year vesting period during which Mr. Lagarde was employed. Any RSUs that do not vest are forfeited on the date of termination of employment.

For purposes of Mr. Lagarde’s equity awards, “Cause” and “Good Reason” have the meanings assigned to such terms in his employment agreement, discussed below.

Employment Agreements

Our employment agreements with our named executive officers contain certain provisions relating to benefits our named executive officers may receive upon a qualifying termination of employment. In general, our named executive officers are only entitled to receive severance benefits under their employment agreements if they execute and do not revoke a waiver and release drafted by us within a prescribed time following termination of employment. In addition, the employment agreements with each of our named executive officers include requirements related to confidentiality, non-solicitation and noncompetition. Following each named executive officer’s termination of employment, the non-solicitation and noncompetition requirements extend for 12 months (except for Mr. Mullen’s, whose non-solicitation and non-competition requirements extend for 24 months). Set forth below is a summary of the material termination provisions of each named executive officer’s employment agreement.

   James C. Mullen

Mr. Mullen’s employment agreement provides that if we terminate his employment without Cause, or if he terminates his employment for Good Reason, we are required to pay him severance equal to two years of his then current base salary, payable in 24 equal monthly installments. Mr. Mullen’s right to severance benefits is contingent upon his continued compliance with the confidentiality, non-disparagement, non-solicitation and non-competition provisions of his employment agreement and his execution and non-revocation of a release of claims.

   Michel Lagarde

Mr. Lagarde’s employment agreement provides that if we terminate his employment other than for Cause, death or Disability, or if he terminates his employment for Good Reason, we are required to pay him severance equal to 12 months of his annual base salary (or, in the event the date of termination occurs prior to May 2, 2018, 24 months of his annual base salary), payable in 12 (or 24, as the case may be) equal monthly payments, plus an amount determined by our CHR Committee in its sole discretion exercising good faith for Mr. Lagarde’s annual performance incentive for the annual performance period fully completed prior to his date of termination, paid at the same time as we pay out the annual performance incentives generally to management under the applicable plan. Mr. Lagarde’s right to severance benefits is contingent upon his continued compliance with the restrictive covenants contained in his employment agreement and his execution and non-revocation of a release of claims.

   Stuart Grant

Mr. Grant’s employment agreement provides that if we terminate his employment without Cause, or if he terminates his employment for Good Reason, we are required to pay him severance equal to 12 months of his annual base salary plus an amount determined by our CHR Committee in its sole discretion to reflect the annual incentive Mr. Grant would have otherwise earned during the year in which the termination occurs, payable in 12 equal monthly payments. Mr. Grant’s right to severance benefits is contingent upon his execution and non-revocation of a release of claims.

   Francisco Negron

Mr. Negron’s employment agreement, as amended and restated, provides that if we terminate his employment other than for Cause, death or Disability, or if he terminates his employment for Good Reason, we are required to pay him severance equal to 12 months of his annual base salary, payable in 12 equal monthly payments, plus an amount determined by our CHR Committee in its sole discretion exercising good faith for Mr. Negron’s annual performance incentive for the annual performance period fully completed prior to his date of termination, paid at the same time as we pay out the annual performance incentives generally to management under the applicable plan. Mr. Negron’s right to severance benefits is contingent upon his continued compliance with the restrictive covenants contained in his employment agreement and his execution and non-revocation of a release of claims.

   Michael E. Lytton

Mr. Lytton’s employment agreement, as amended, provided for severance equal to 12 months of his annual base salary plus any performance bonus for periods of service completed prior to the date of termination, payable in 12 equal monthly payments upon termination of his employment by the Company other than for Cause or his resignation for Good Reason. Such right to severance was contingent upon his continued compliance with the restrictive covenants contained in his employment agreement and his execution and non-revocation of a release of claims. Mr. Lytton’s employment terminated upon his passing on December 5, 2016.

For purposes of the employment agreements with our named executive officers, the terms below have the following meanings, as applicable:

•	“Cause” generally means the determination, in good faith, by our board of directors, after notice to the executive officer that one or more of the following events have occurred: (i) the executive officer has failed to perform his material duties, and such failure has not been cured after a period of 30 days’ notice from us; (ii) any reckless or grossly negligent (or, in the cases of Mr. Lagarde and Mr. Negron, intentional or negligent) act by the executive officer having the effect of injuring the interests, business or reputation of any member of our affiliated group; (iii) the executive officer’s commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of our affiliated group; or (v) breach by the executive officer of any material provision of his employment agreement, which breach, if curable, remains uncured for a period of 30 days after receipt by him of written notice from us. The “cause” definitions in the cases of Mr. Lagarde and Mr. Negron also include a prong related to a material breach of a Company policy.
•	“Disability” generally means the executive officer’s inability to substantially fulfill his duties on behalf of the Company such that he or she has been approved for long-term disability benefits pursuant to the Company’s long-term disability plan interpreted in a manner consistent with Section 1.409A-3(i)(4) of the Treasury Regulations promulgated under Section 409A of the Code of 1986, as amended (the “Code”).
•	“Good Reason” generally means the occurrence of any of the following events without the executive officer’s consent: (i) a material reduction in the executive officer’s duties or responsibilities or the assignment to the executive officer of duties materially inconsistent with his position; or (ii) a material breach by us of the executive officer’s employment agreement. A termination of the executive officer’s employment by him is not deemed to be for Good Reason unless (x) he gives notice to us of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists; (y) we fail to cure such event or condition within 30 days after receiving such notice; and (z) his “separation from service” within the meaning of the Code occurs not later than 90 days after such event or condition initially occurs of exists.

•	Under Mr. Mullen’s employment agreement, “Good Reason” also includes removal of him from his position. Mr. Mullen’s agreement also provides that no termination for Good Reason is effective unless (i) he gives us written notice within 60 days of becoming aware of the initial occurrence of the event or condition constituting Good Reason and the specific reasonable cure requested by him; (ii) we have failed to cure such event or condition within 30 days of receiving such notice; and (iii) he resigns within three months of the initial occurrence. Furthermore, Mr. Mullen may not resign for Good Reason if, on the date of notice to us, (x) grounds exist for his termination by us for Cause or (y) he has already given us notice of (a) the non-renewal of his agreement at the end of its term or (b) his intention to resign without Good Reason.
•	Under Mr. Lytton’s employment agreement, “Good Reason” also included a requirement by us that he work more than 50 miles from his principal office.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination of employment or change in control, assuming such termination of employment or change in control occurred at the last day of fiscal year ended October 31, 2016.

We have noted below the other material assumptions used in calculating the estimated payments under each triggering event. The actual amounts that would be paid to a named executive officer upon termination of employment can only be determined at the time an actual triggering event occurs.

Name	Triggering Event(1)	Severance ($)(2)	Bonus ($)(2)	Stock Awards ($)(3)		Total ($)
James C. Mullen	Other than for Cause or For Good Reason	2,200,000	—	—		2,200,000
	Change in Control	—	—	69,855,606		69,855,606
Stuart Grant	Other than for Cause or For Good Reason	475,000	100,000	—		575,000
	Change in Control	—	—	15,135,388		15,135,388
Michel Lagarde	Other than for Cause or For Good Reason	1,500,000	360,577	1,549,008	(4)	3,409,585
	Change in Control	—	—	9,180,948	(5)	9,180,948
Francisco Negron	Other than for Cause or For Good Reason	425,000	130,000	—		555,000
	Change in Control	—	—	9,379,624		9,379,624
Michael E. Lytton(6)	Other than for Cause or For Good Reason	450,000	100,000	—		550,000
	Change in Control	—	—	10,674,459		10,674,459
(1)	The employment agreements provide for payment of severance in connection with a named executive officer’s termination of employment other than for Cause or for Good Reason (as such terms are defined in the employment agreements, further discussed above).
(2)	The values shown represent the payments that would have been made to our named executive officers pursuant to their respective employment agreements. These amounts are based on the named executive officers’ base salaries and bonus targets in effect as of October 31, 2016. For purposes of this table, the bonus column reflects the target performance bonus amount for a full fiscal year.
(3)	MEIP-replacement RSUs (granted to named executive officers other than Mr. Lagarde) will vest on a change in control depending on attainment of a common share price target. Assuming a transaction price equal to $25.39 (closing price per share on October 31, 2016), a portion of the RSUs would settle and the remaining RSUs would be forfeited.
(4)	Upon a qualifying termination of employment, which means termination by death or disability, termination by the Company without Cause or termination by Mr. Lagarde for Good Reason, Mr. Lagarde will vest in (i) the next tranche of stock options if the Consolidated EBITDA target is determined to be achieved within the six months following such termination of employment and (ii) the next tranche of unvested RSUs on a pro-rated basis. For purposes of this table, the Consolidated EBIDTA target was deemed to have been achieved.
(5)	Mr. Lagarde’s outstanding options and RSUs are subject to double trigger vesting, meaning that upon a termination of his employment by the Company without Cause or by Mr. Lagarde for Good Reason following a change in control, Mr. Lagarde’s outstanding options will vest at target and RSUs will become fully vested.
(6)	In light of Mr. Lytton’s death on December 5, 2016, any payments will be made to his estate or beneficiary.

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation that each director was paid for his or her services in fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary Pisano	$0	$250,000	$0	$0	$0	$0	$250,000
Pamela Daley	$0	$250,000	$0	$0	$0	$0	$250,000
Jeffrey P. McMullen	$0	$250,000	$0	$0	$0	$0	$250,000
William B. Hayes	$0	$250,000	$0	$0	$0	$0	$250,000
Hans Peter Hasler	$0	$250,000	$0	$0	$0	$0	$250,000
(1)	This column represents the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718. Each non-employee director held 11,905 outstanding restricted stock units at the end of fiscal year 2016.

Upon completion of the IPO, non-employee directors (other than those who are employed by JLL, DSM or their respective affiliates) received a one-time grant of 11,905 restricted stock units with a grant date fair value of $250,000, which restricted stock units vested on November 1, 2016.

Going forward, non-employee directors (other than those who are employed by JLL, DSM or their respective affiliates) will receive annual compensation of $250,000, of which $165,000 will be payable in restricted stock units that vest on the first anniversary of the applicable grant date, and $85,000 will be payable in cash. For each year of service on the audit committee, an additional $10,000 will be paid (or $25,000 for service as its chair). For each year of service on the compensation and human resources committee, an additional $7,500 will paid (or $15,000 for service as its chair). For each year of service on a committee (other than the audit committee or compensation and human resources committee), an additional $6,000 will paid (or $12,000 for service as its chair).

Non-employee directors will be allowed to elect to receive fully vested deferred stock units in respect of their cash fees.

SHAREHOLDER PROPOSALS

In accordance with Dutch law, a proposal of a shareholder intended to be presented at a general meeting must be received at our principal executive offices no later than the sixtieth day prior to that general meeting if the proposal is to be considered for inclusion in our proxy statement relating to such meeting.

By Order of the Board of Directors
/s/ Paul S. Levy
Chairman of the Board of Directors

The Netherlands
January 26, 2017

APPENDIX A

Amendment to
Patheon N.V. 2016 Omnibus Incentive Plan

This amendment (the “Amendment”) to the Patheon N.V. 2016 Omnibus Incentive Plan (the “Plan”) hereby amends the Plan as follows:

1.	The first sentence of Subsection (a) of Section 4 of the Plan is hereby deleted and replaced with the following:

“The maximum number of Common Shares to be issued or, to the extent Common Shares held by the Company are used, to be transferred by the Company, for the purpose of the Plan shall be equal to 20,226,935 Common Shares (subject to adjustment as provided by Section 5).”

2.	Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.
3.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, Patheon N.V. has executed this Amendment as of this ____ day of March, 2017.

Patheon N.V.

By:
Name:
Title:

A-1

PATHEON N.V.
C/O BROADRIDGE CORPORATE ISSUER SOUTIONS
P.O. BOX 1342
BRANCHWOOD, NY 11717

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. To appoint the following persons as directors on our Board:

Nominees	For	Against	Abstain
1A James C. Mullen	☐	☐	☐
1B Stephan B. Tanda	☐	☐	☐
1C Jeffrey P. McMullen	☐	☐	☐
1D Gary P. Pisano	☐	☐	☐
1E Charles I. Cogut	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2 To approve, by non-binding vote, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3 To approve, by non-binding vote, the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 through 10.	For	Against	Abstain
4 To approve the adoption of the financial statements for the fiscal year 2016.	☐	☐	☐
5 To discharge the members of our Board of Directors from liability in respect to the exercise of their duties for the fiscal year 2016.	☐	☐	☐
6 To appoint Ernst & Young LLP as our independent registered public accounting firm and our statutory auditor for the fiscal year ending October 31, 2017.	☐	☐	☐
7 To re-authorize our Board of Directors to acquire shares in the Company's own capital until September 7, 2018.	☐	☐	☐
8 To re-authorize our Board of Directors to grant or issue (rights to acquire) shares until March 7, 2022.	☐	☐	☐
9 To re-authorize our Board of Directors to limit or exclude preemptive rights in respect of a grant or issue or (rights to acquire) shares until March 7, 2022.	☐	☐	☐
10 To authorize the amendment of the Company's 2016 Omnibus Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000307270_1 R1.0.1.29

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com

PATHEON N.V.
This Proxy is Solicited by the Board of Directors of the Company
Proxy For Annual Meeting
(Must be presented at the meeting or received prior to 11:59 PM Eastern Time on March 6, 2017)

The undersigned registered holder of ordinary shares of Patheon N.V. hereby appoints each of James C. Mullen, Michel Lagarde, Eric M. Sherbet and Jason B. Conner as proxies, and each of them acting singly, of the undersigned with the full power of substitution to attend and address the Annual Meeting of Patheon N.V. to be held at Hilton Amsterdam Airport Schiphol, Schiphol Boulevard 701, Amsterdam, 1118 BN, The Netherlands, at 8:00 AM, local time on March 7, 2017 and in general, to exercise all rights the undersigned could exercise in respect of such ordinary shares if personally present thereat in their discretion upon all matters which may properly come before such meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the ordinary shares of Patheon N.V. registered in the name of the undersigned as of the close of business on February 7, 2017 at such Meeting in respect of the resolutions specified on the reverse side hereof.

Please direct your proxy how he is to vote by placing an "x" in the appropriate box opposite the resolutions, which have all been proposed by the Company, specified on the reverse side hereof. **This proxy, when properly executed and timely received, will be voted in the manner directed herein.**

The Proxy Card must be signed by the person in whose name the relevant shares are registered. In the case of a Corporation or Partnership, the Proxy Card must be executed by a duly authorized officer or attorney. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

0000307270_2 R1.0.1.29

Complete, Sign, Date and Promptly Return this Card using the Enclosed Envelope.